As filed with the Securities and Exchange Commission on October 2, 2009
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PAB BANKSHARES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	6022	58-1473302
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)
3250 North Valdosta Road,
Valdosta, Georgia 31602
(229) 241-2775
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Donald J. Torbert, Jr.
President and Chief Executive Officer
PAB Bankshares, Inc.
3250 North Valdosta Road,
Valdosta, Georgia 31602
(229) 241-2775
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies of Communications to:
Thomas O. Powell, Esq.
David W. Ghegan, Esq.
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
(404) 885-3000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
     If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of each Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share	Offering Price	Registration Fee
Rights to purchase units consisting of common stock and warrants	—	—	—	— (1)
Common Stock, no par value per share, underlying the units	—	—	$7,000,000	$390.60	(2)
Warrants	—	—	—	(3)
Common Stock, no par value per share, underlying the warrants	—	—	$2,187,500	$122.06	(4)
Total			$9,187,500	$512.66

(1)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(3)	Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby since the warrants are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2009
PRELIMINARY PROSPECTUS
[•] UNITS
(Consisting of Common Stock and Warrants)
OFFERING PRICE $[•] PER UNIT
     We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to an aggregate of [•] units at a price of $[•] per unit. Each unit consists of one share of our common stock and one warrant to purchase .25 of a share of our common stock at a price of $[•] per whole share at any time until the seventh anniversary of its issuance. We refer to this offering as the “rights offering.” We are offering the units in a rights offering to our shareholders of record as of the close of business on [•], 2009. Each shareholder has the right to purchase one unit for every six shares of common stock owned as of 5:00 p.m., Eastern Time, on [•], 2009. The minimum number of units that shareholders can purchase in the rights offering is 25. Additionally, shareholders may oversubscribe for additional units, although we cannot assure you that we will fill any oversubscriptions. Shareholders are not entitled to transfer or assign their right to purchase units in this rights offering.
     To the extent you properly exercise your oversubscription privilege for an amount of units that exceeds the number of the unsubscribed units available to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the rights offering. We are not requiring a minimum individual or overall subscription to complete the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We have agreed with [•] to serve as the subscription agent for the rights offering.
     Following the effectiveness of this prospectus, we reserve the right to negotiate and enter into standby purchase agreements with certain institutional investors and high net worth individuals, or standby purchasers, pursuant to which purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any units offered to our current shareholders but not subscribed for in the rights offering. We expect that any agreements with standby purchasers will guarantee them the right to purchase a minimum number of units based on a percentage of their standby purchase commitment. We expect to extend this guarantee as an incentive for those standby purchasers to participate in this offering, which will help us complete the offering successfully. As a result, any minimum guaranteed units we issue to the standby purchasers may result in ownership dilution for our current shareholders.
     The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [•], 2009, but we may extend the rights offering for additional periods ending no later than [•]. Our board of directors may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, the subscription agent will return all subscription payments received, without interest or penalty, as soon as practicable.

     You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. The purchase of units involves a high degree of risk.
     You should read “Risk Factors” beginning on page 24. Our board of directors is making no recommendation regarding your exercise of the subscription rights.
     There is currently no public market for either the units or the warrants. The shares of common stock included in the units, like our existing shares of common stock, will be listed for trading on the NASDAQ Global Select Market under the symbol “PABK.” We do not intend to list the warrants on any national securities exchange or over-the-counter market. The last reported sales price of our common stock on [•], 2009 was $[•] per share.
     This is not an underwritten offering. We may engage a financial advisor in connection with the rights offering and the offering to standby purchasers. If we retain such an advisor, we do not expect the financial advisor to be obligated to purchase any of the units, and we would expect to pay the financial advisor, as compensation for its services on completion of the rights offering, fees consisting of [•].

	Per unit		Total
Public Offering Price (1)	$	[•]	$	[•]
Commissions (2)	$	[•]	$	[•]

Proceeds to PAB Bankshares, Inc. (3)	$	[•]	$	[•]

(1)	This assumes that we sell all [•] units offered in the rights offering.

(2)	This amount assumes that we sell all [•] units offered hereunder and assumes the purchase of (a) [•] units by our officers, employees and directors and certain previously identified investors, (b) [•] units by our shareholders, and (c) [•] units sold by standby purchasers identified by a financial advisor. The amount of commissions we actually pay will be based on the total number of units sold and the identity of each purchaser and could be more or less than we have estimated.

(3)	Before deducting expenses payable by us, estimated at $100,000.

     These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve, the Georgia Department of Banking and Finance nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [•], 2009.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
     In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the banking markets in Georgia. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
     Unless the context indicates otherwise, all references in this prospectus to the “PAB,” “we,” “us” and “our” refer to PAB Bankshares, Inc. and our wholly owned subsidiary, The Park Avenue Bank, except that in the discussion of our subscription rights and capital stock and related matters, these terms refer solely to PAB Bankshares, Inc. and not to its subsidiary. All references to the “Bank” refer to The Park Avenue Bank only.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements regarding our outlook on earnings, asset quality, projected growth, capital position, our plans regarding our nonperforming assets, business opportunities in our markets and economic conditions, and are based upon management’s beliefs as well as assumptions made based on data currently available to management. In this prospectus, the terms the “PAB,” “we,” “us” or “our” refer to PAB Bankshares, Inc. When we use words like “believe,” “intend,” “plan,” “may,” “continue,” “project,” “would,” “expect,” “estimate,” “could,” “should,” “will” and similar expressions, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:
•	our ability to successfully negotiate and enter into standby purchase agreements with potential standby purchasers before the closing of the rights offering;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce margins or the volumes or values of loans made by us;

•	general economic conditions (both generally and in our markets) may be less favorable than expected, resulting in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and/or a further decline in real estate values;

•	the general decline in the real estate and lending market, particularly the market areas surrounding metropolitan Atlanta and North Florida;

•	legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged;

•	competitors may have greater financial resources and develop products that enable those competitors to compete more successfully than we can;

•	our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

•	adverse changes may occur in the bond and equity markets;

•	war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets;

•	restrictions or conditions imposed by our regulators on our operations, including the terms of our written agreement with the Federal Reserve Board, may make it more difficult for us to achieve our goals;

•	economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and

•	the risk factors discussed from time to time in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.
     We undertake no obligation to, and we do not intend to, update or revise these statements following the date of this filing, whether as a result of new information, future events or otherwise, except as may be required by law.
     All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date that such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which we made the statement or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
     The following are examples of what we anticipate will be common questions about the rights offering and any offering to standby purchasers. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, the units and our business.
What is the rights offering?
     We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase units consisting of one share of our common stock and one warrant to purchase .25 of a share of our common stock at a price of $[•] per whole share. You will receive one subscription right to purchase one unit for every six shares of common stock you owned as of 5:00 p.m., Eastern Time, on [•], 2009, the record date. Each subscription right entitles the holder to a basic subscription right and an oversubscription privilege, as described below. The shares of common stock included in the units, like our existing shares of common stock, will be listed for trading on the NASDAQ Global Select Market under the ticker symbol “PABK.” We do not intend to list the warrants on any national securities exchange or over-the-counter market.
What is the basic subscription right?
     The basic subscription right gives our shareholders the opportunity to purchase one unit at a subscription price of $[•] per unit. We have granted to you, as a shareholder of record on the record date, one subscription right for every six shares of our common stock you owned at that time. The minimum number of units you can purchase in the rights offering is 25. To be guaranteed the opportunity to purchase the minimum number of units, you must own at least 150 shares of our common stock as of the record date. If you do not own at least 150 shares of our common stock, you may still participate in the rights offering through your oversubscription privilege. Although we will attempt to satisfy all oversubscription requests in full, we cannot assure you that we will fill any oversubscriptions. Fractional units resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole unit. Likewise, we will not issue warrants to purchase fractional shares of our common stock. The number of shares you are entitled to purchase with the warrants included in your units will be rounded down to the nearest whole share.
     For example, if you owned 150 shares of our common stock on the record date, you would have received 25 subscription rights and would have the right to purchase 25 units for $[•] per unit. Your 25 units would consist of 25 shares of our common stock and a warrant to purchase 6 shares (rounded down from 6.25 shares) of our common stock at an exercise price of $[•] per whole share.
     If you owned 1,013 shares of our common stock on the record date, you would have received 168.8 subscription rights and would have the right to purchase 168 units (rounded down from 168.8 units) for $[•] per unit. Your 168 units would consist of 168 shares of our common stock and a warrant to purchase 42 shares of our common stock at an exercise price of $[•] per whole share.
     You may exercise all or a portion of your basic subscription right so long as you meet the minimum investment requirement of at least 25 units, or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase units under your oversubscription privilege.
     If you hold a PAB stock certificate, the number of units you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every six shares of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.
What is the oversubscription privilege?
     If you purchase all of the units available to you pursuant to your basic subscription right or if you do not own enough shares to be entitled to purchase the minimum investment required, you may also choose to purchase a portion of any units that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional units you would like to purchase pursuant to your oversubscription privilege.
     If sufficient units are available, we will seek to honor your oversubscription request in full. If oversubscription requests exceed the number of units available, however, we will allocate the available units pro rata among the shareholders exercising the oversubscription privilege in proportion to the number of shares of our common stock each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the oversubscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of units than the shareholder subscribed for pursuant to the exercise of the oversubscription privilege, then such shareholder will be allocated only that number of units for which the shareholder oversubscribed, and the remaining units will be allocated among all other shareholders exercising the oversubscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated.
     To properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed units before the rights offering expires, if you wish to maximize the number of units you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of units that may be available to you (i.e., the aggregate payment for both your basic subscription right and for any additional units you desire to purchase pursuant to your oversubscription request). See “The Rights Offering — The Subscription Rights — Oversubscription Privilege.” Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
     Fractional units resulting from the exercise of the oversubscription privilege will be eliminated by rounding down to the nearest whole unit. [•], our subscription agent for the rights offering, will determine the oversubscription allocation based on the formula described above.
Why are we conducting the rights offering?
     On September 9, 2009, we completed the sale of shares of two series of convertible preferred stock aggregating $13,412,000 of additional capital that will be used to support the operations of the Bank (collectively, the “Private Placements”). The purchasers in the Private Placements consisted of all of our directors and executive officers and other accredited investors. We are conducting the rights offering to provide our shareholders substantially the same investment opportunity that we gave to our directors and executive officers and other accredited investors in the Private Placements. Both series of convertible preferred stock issued in the Private Placements automatically converted into shares of our common stock at a conversion price of $3.00 per share, the same price that we expect to offer the units to you in this rights offering. In addition, investors in the Private Placements were also issued warrants containing substantially the same terms and the same exercise price as the warrants that are expected to be offered to you as part of the units.
     We are also conducting the rights offering to raise equity capital to improve our capital position, to inject additional capital into our primary subsidiary bank, The Park Avenue Bank, and to retain the remainder of any proceeds at PAB for general corporate purposes. See “Use of Proceeds.” Our capital position has been negatively impacted by increases in our provision for loan losses due to deteriorating real estate market conditions that, in turn, have resulted in deterioration in our credit quality. Management and our board of directors believe that a higher level of capital is prudent due to the current market conditions and the related impact on our financial position.
     In addition, as we have previously disclosed, on July 14, 2009, we entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the Georgia Department of Banking and Finance (the “Georgia Department”). The Written Agreement requires, among other things, that we prepare a capital plan to enable us to maintain sufficient capital to comply with regulatory capital guidelines and to address the volume of our adversely affected assets, concentrations of credit, adequacy of our allowance for loan and lease losses, planned growth and anticipated levels of retained earnings. We submitted this plan to our regulators on August 26, 2009. We believe that the rights offering will allow us to continue to maintain our capital ratios above the levels that we have discussed with our bank regulators, accomplish the other objectives we and our bank regulators have set forth in the Written Agreement, and position PAB to return to profitability and respond to future business and financing needs and opportunities.
     Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to potential standby purchasers or other investors. Our board has decided to offer units to standby purchasers to improve the likelihood of success of our capital raising efforts, but no assurance can be given that we will enter into any standby purchase agreements. We have included the warrants in the units as an additional incentive to investors to enable them to benefit from appreciation in the price of our common stock.
Do we intend to enter into standby agreements in connection with the rights offering?
     Yes. Following the effective date of this prospectus, we reserve the right to negotiate and enter into standby purchase agreements with institutional investors and high net worth individuals, or standby purchasers. Under these agreements, purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any units that our current shareholders do not subscribe for in the rights offering. We expect that any agreements with standby purchasers will guarantee them the right to purchase a minimum number of units based on a percentage of their standby purchase commitment. We expect to extend this guarantee as an incentive for those standby purchasers to participate in this offering, which will help us complete the offering successfully. As a result, any minimum guaranteed units we issue to the standby purchasers may result in ownership dilution for our current shareholders. We also reserve the right to increase the size of this offering by up to 20% to enable us to honor the guarantees to standby purchasers which may cause further dilution to our current shareholders.
     We can make no assurance that we will enter into any standby purchase agreements and sell additional units. If we do enter into standby purchase agreements, however, your ownership interest in PAB may be diluted as a result of these purchases if you do not exercise your subscription rights.
Are we pursuing other initiatives to improve our capital position?
     Yes. We have undertaken several programs to improve our capital position since May 2008 in addition to the Private Placements discussed above. In the third quarter of 2008, we suspended our quarterly cash dividends on our common stock to preserve our retained capital. We have taken prudent measures to control expenses and reduce unnecessary overhead. We have closed our Jacksonville, Florida and Gwinnett County, Georgia branch offices in January 2009, we have eliminated 62 employee positions (19% of our total payroll) since June 2008, and we have reduced our more controllable expenses (noninterest expense excluding FDIC insurance premiums and OREO and collection expenses) by approximately $920,000 (6%) in the first six months of 2009 as compared to the same period in 2008. We intend to continue to explore additional initiatives to improve our capital position in light of the turbulent economic environment and our desire to preserve capital. These initiatives may include the sale of some of our non-strategic assets.
How was the $[•] per unit subscription price determined?
     As discussed above, we are conducting the rights offering to give our shareholders substantially the same investment opportunity that we gave our directors and executive officers and other accredited investors in the Private Placements. The anticipated offering price of $3.00 per unit in this offering is the same as the conversion price for the convertible preferred stock that we sold in the Private Placements. We did not seek or obtain an opinion of a financial advisor in establishing the subscription price. The per unit subscription price will not necessarily be related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock offered in this offering. You should not assume or expect that, after this offering, our shares of common stock will trade at or above the subscription price in any given time period.
     The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?
     No. You may exercise any number of your subscription rights so long as you meet the minimum investment requirement of at least 25 units, or you may choose not to exercise any subscription rights. The minimum investment to participate in the rights offering is 25 units, which at $[•] per unit equals a $[•] investment. To be guaranteed the opportunity to purchase the minimum number of units, you must own at least 150 shares of our common stock as of the record date. If you do not own at least 150 shares of our common stock, you may still participate in the rights offering through your oversubscription privilege. Although we will attempt to satisfy all oversubscription requests in full, we cannot assure you that we will fill any oversubscriptions.
     If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in PAB will be diluted by other shareholder purchases. Even if you fully exercise your subscription rights, but do not exercise a certain level of your oversubscription privilege, you may experience dilution if we enter into standby purchase agreements to sell units to standby purchasers. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the oversubscription privilege. See “Risk Factors — If you do not exercise your subscription rights, your percentage ownership in PAB will be diluted.”
How soon must I act to exercise my subscription rights?
     If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments before the rights offering expires on [•], 2009, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If the rights offering is cancelled, all subscription payments received will be returned, without interest or penalty, as soon as practicable.
     Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.
May I transfer my subscription rights?
     No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.
Are we requiring a minimum overall subscription to complete the rights offering?
     No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans.
Can the board of directors cancel or extend the rights offering?
     Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If our board of directors cancels the rights offering, any money received from subscribing shareholders will be returned, without interest or penalty, as soon as practicable. We also have the right to extend the rights offering for additional periods ending no later than [•] although we do not presently intend to do so.
Has our board of directors made a recommendation to our shareholders regarding the rights offering?
     No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase units at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our units.
Will our directors and executive officers participate in the rights offering?
     Our directors and executive officers have invested approximately $5.2 million in PAB since February 2009 through the purchase of shares in the recent Private Placements. The amounts that our directors and executive officers invested in PAB through their participation in the Private Placements exceeds the aggregate of the basic subscription rights granted to our directors and executive officers in the rights offering. Our directors and executive officers may participate in the rights offering but are not obligated to do so. If our directors and executive officers, and their affiliates, choose to participate in this offering, they will pay the same offering price per unit as all other purchasers.
Are there any limits on the number of subscription rights I may exercise in the rights offering?
     Yes. You may exercise any number of your subscription rights so long as you meet the minimum investment requirement of at least 25 units, or you may choose not to exercise any subscription rights. However, we will not issue units to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those units if, as of [•], 2009, that clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue units in such a case, the unissued units will become available to satisfy oversubscriptions by other shareholders pursuant to their subscription rights and will be available to any standby purchasers, if applicable.
How do I exercise my subscription rights if I own shares in certificate form?
     If you hold a PAB stock certificate and you wish to participate in the rights offering, you must take the following steps:
•	deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on [•], 2009; and

•	deliver a properly completed and signed rights certificate to the subscription agent before 5:00 p.m., Eastern Time, on [•], 2009.
     In certain cases, you may be required to provide additional documentation or signature guarantees.
     Please follow the delivery instructions on the rights certificate. Do not deliver documents to PAB. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on [•], 2009.
     If you send a payment that is insufficient to purchase the number of units you requested, or if the number of units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of units under the oversubscription privilege and the elimination of fractional units.
What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?
     If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.
When will I receive my new shares and warrants?
     If you purchase units in the rights offering, you will receive your new shares and warrants as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?
     No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase units in the rights offering.
Are there any conditions to completing the rights offering?
     No, there are no conditions to completion of the rights offering.
What effects will the rights offering have on our outstanding common stock?
     As of October 1, 2009, we had 13,795,040 shares of our common stock issued and outstanding. The number of units that we will issue in this rights offering will depend on the number of units that are subscribed for in the rights offering and sold to standby purchasers. We anticipate that we will have a minimum of approximately [•] shares of common stock and a maximum of [•] shares of common stock outstanding after consummation of the rights offering, not including the shares of common stock that will be issuable upon the exercise of the warrants.
     The issuance of units in the rights offering or to any standby purchasers will dilute, and thereby reduce, your proportionate ownership in our shares of common stock. If you fully exercise your basic subscription right and a certain level of your oversubscription privilege, your ownership interest will be less diluted. In addition, if the subscription price of the units is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold if you do not purchase units in the rights offering.
How much capital will PAB receive from the rights offering?
     If all of the subscription rights (including all oversubscription privileges) are exercised in full by our shareholders, we estimate that the net proceeds to us from the rights offering, after deducting estimated offering expenses, will be approximately $6.9 million. It is possible that we may not sell all or any of the units being offered to existing shareholders or that PAB will elect to cancel the rights offering altogether.
Are there risks in exercising my subscription rights?
     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of units composed of shares of our common stock and warrants. You should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus.
If the rights offering is not completed, will my subscription payment be refunded to me?
     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.
What fees or charges apply if I purchase units in the rights offering?
     We may engage a financial advisor in connection with the rights offering and the offering to standby purchasers. If we retain such an advisor, we do not expect the financial advisor to be obligated to purchase any of the units, and we would expect to pay the financial advisor, as compensation for its services on completion of the rights offering, fees consisting of [•].
     If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.
What are the material U.S. federal income tax consequences of exercising my subscription rights?
     For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”
To whom should I send my forms and payment?
     If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to:
By Mail, Hand or Overnight Courier:
[•]
     You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
     If you have any questions regarding PAB Bankshares, Inc., The Park Avenue Bank or the rights offering, please contact Denise G. McKenzie, our Corporate Secretary, at (229) 241-2775 ext 1622, Monday through Friday (except bank holidays), between 8:00 a.m. and 5:00 p.m., Eastern Time.
     If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, [•], at [•].

SUMMARY
     The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our units, you should read this prospectus carefully, including the sections entitled “The Rights Offering” and “Risk Factors,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009.
Overview
     PAB Bankshares, Inc. is a bank holding company headquartered in Valdosta, Georgia. PAB was organized and incorporated in 1982 under the laws of the State of Georgia as the holding company for The Park Avenue Bank, a state chartered bank that was founded in 1956. We have a tradition of community banking in South Georgia spanning decades and have developed a leading market share in many of these communities. In 2000, we implemented an expansion strategy to enter into higher growth metropolitan markets in North Georgia and Florida that both complement our South Georgia market and also leverage the excess deposits of our South Georgia franchise. Currently, the Bank operates with 13 branches located in seven counties in South Georgia; four branches and one loan production office located in four counties in North Georgia; and one branch and one loan production office located in two counties in Florida. As of June 30, 2009, we had total assets of $1.277 billion, total loans of $920 million, total deposits of $1.036 billion and stockholders’ equity of $88 million.
     The Bank offers traditional banking products and services to commercial and individual customers in our markets. Our product line includes loans to small- and medium-sized businesses, residential and commercial construction and development loans, commercial real estate loans, farmland and agricultural production loans, residential mortgage loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer internet banking, on-line cash management, electronic bill payment services, safe deposit box rentals, telephone banking, credit and debit card services, remote depository products and the availability of a network of ATMs to our customers. In addition, through an agreement with a third-party broker-dealer and investment advisory firm, we offer securities brokerage and investment advisory services to our customers.
     Beginning in late 2007 and continuing through 2009, there has been an increase in the volume of our problem loans due to deteriorating real estate market conditions and other macro economic conditions. This increase in our nonperforming assets has led to an increase in our provision for loan losses and other noninterest expenses. Furthermore, because our loans, the primary component of our earning assets, are more sensitive to changes in interest rates than our liabilities, the decreasing interest rate environment has negatively affected our earnings. To hedge against this risk, we begun implementing interest rate floors on our variable rate loans in the third quarter of 2008. As of June 30, 2009, we had included interest rate floors on approximately 63% of our variable rate loans with a weighted average floor of 5.68%. In contrast, the remaining variable rate loans without interest rate floors carried a weighted average rate of 4.17%. Although we believe our strong core deposit franchise in South Georgia has allowed us to withstand the difficulties of this economic environment more effectively than many of our competitors, we are raising additional capital through the offering to strengthen our balance sheet and capital position. We anticipate that the current economic environment will create significant market dislocation and consolidation, particularly in our North Georgia and Florida markets, resulting in longer-term opportunities in these markets when economic conditions improve.
     We believe that with the funds received from the Private Placements, this rights offering, as well as any additional capital that we may obtain from other capital enhancement strategies, we will have the flexibility necessary to address our nonperforming assets in the near term and also be well positioned to capitalize on the significant business opportunities that we believe will become available as the economic environment begins to improve. Our directors and executive officers have demonstrated confidence in our operations and future prospects by investing approximately $5.2 million in PAB as part of our recent Private Placements of two series of convertible preferred stock that closed on September 9, 2009 and raised an aggregate of $13,412,000. We will use the additional capital to support the operations of the Bank. The purchasers in the Private Placements consisted of all of our directors and executive officers and other accredited investors. Both series of convertible preferred stock issued in the Private Placements automatically converted into shares of our common stock at a conversion price of $3.00 per share, the same price that we anticipate offering the units to you in this rights offering. In addition, investors in the Private Placements were also issued warrants containing substantially the same terms and the same exercise price as the warrants being offered to you as part of the units.
Current Situation
     Like many financial institutions across the United States, our operations have been significantly impacted by the current economic crisis. Beginning in the fourth quarter of 2007 and continuing through 2009, the economic crisis that was initially confined to residential real estate and subprime lending has evolved into a global economic crisis that has negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by dramatic declines in the housing market, specifically in our North Georgia and Florida markets. The declining home prices and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential construction and development loans, resulting in a significant increase in our level of nonperforming assets and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly. These market conditions and the tightening of credit have led to increased deficiencies in our loan portfolio, a decreased interest margin, increased market volatility and widespread reduction in general business activity.
     As of June 30, 2009, our nonperforming assets equaled $107.9 million, or 8.45% of assets, as compared to $80.7 million, or 5.98% of assets, as of December 31, 2008 and $17.8 million, or 1.49% of total assets, as of December 31, 2007. For the second quarter of 2009, we recorded a $2.0 million provision for loan losses and net loan charge-offs of $2.7 million, or .73% of average loans as compared to $1.1 million and $622,000, or .18%, respectively, for the second quarter of 2008. For the year ended December 31, 2008, we recorded a provision for loan losses of $18.05 million and net loan charge-offs of $11.6 million, or 1.21% of average loans, as compared to $2.4 million and $500,000, or 0.06%, respectively, for the year ended December 31, 2007. In addition, our net interest margin decreased to 2.49% for the quarter ended June 30, 2009 and 3.04% for the year ended December 31, 2008 from 3.93% for the year ended December 31, 2007 and an average of 4.37% for the years ended December 31, 2004 to 2006.
     In response to the deteriorating economic conditions, early in 2008 we created a Special Assets Group, which reports to our chief credit officer and is comprised of former lenders, newly-hired workout specialists and the collections and recovery manager, to assist in resolving problem assets. Once a loan falls into a default or collection/workout situation, it is turned over to our Special Assets Group, which oversees the risk grading process with regular reports to our Problem Asset Committee. Our Problem Asset Committee consists of senior members of management, credit administration, collections, accounting and market presidents and has direct responsibility for assessing the risk elements, determining the specific allowance valuations and affirming the methodology used for determining the adequacy for our allowance for loan losses. These assessments are supplemented with independent reviews conducted by our credit administration and internal audit departments and external loan review consultants.
     On July 14, 2009, we entered into the Written Agreement with the Federal Reserve and the Georgia Department. The Written Agreement is based on the findings of the Federal Reserve and the Georgia Department during an examination conducted as of January 19, 2009 (the “Examination”). Under the terms of the Written Agreement that required us to respond in writing by September 14, 2009, the Bank prepared and submitted on August 26, 2009 written plans and reports to the regulators that address the following items: strengthening the Bank’s credit risk management practices; improving loan underwriting and loan administration; improving asset quality, including improving the Bank’s position on problem loans through repayment, additional collateral or other means; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank; revising and implementing a profitability plan and comprehensive budget to improve and sustain the Bank’s earnings; and improving the Bank’s liquidity position and funds management practices. We may supplement these plans and reports in the future in response to comments and requests from our regulators. While the Written Agreement remains in place, we may not pay dividends and we may not increase debt or redeem any shares of our stock without the prior written consent of the regulators.
     Since the completion of the Examination, the boards of directors of PAB Bankshares, Inc. and the Bank have aggressively taken steps to address the findings of the Examination. We have taken an active role in working with the Federal Reserve and the Georgia Department to improve the condition of the Bank and have addressed many of the items included in the Written Agreement, including establishing new commercial real estate loan concentration limits, new policies on the use of interest reserves, and comprehensive underwriting criteria for commercial credit analysis.
     In November 2008, we filed an application to participate in the Capital Purchase Program administered by the U.S. Department of the Treasury under the Troubled Asset Relief Program. However, based on discussions with our regulators, we withdrew our application to participate in the Capital Purchase Program on October 1, 2009.
Nonperforming Assets
     The following table summarizes our nonperforming assets by type and market as of June 30, 2009.

	South	North
	Georgia	Georgia	Florida	Treasury	Total
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$6,674	$41,446	$22,112	$—	$70,232
Accruing loans which are contractually past due 90 days or more as to principal or interest payments	180	—	—	10	190
Troubled debt restructurings not included above	—	84	—	—	84

Total nonperforming loans	$6,854	$41,530	$22,112	$10	$70,506
Foreclosed assets	2,032	34,724	660	—	37,416

Total nonperforming assets	$8,886	$76,254	$22,772	$10	$107,922

Ratio of nonperforming loans to total loans in market	1.84%	10.03%	22.36%	0.03%	7.67%
Ratio of nonperforming assets to total assets in market	2.29%	17.17%	22.24%	0.00%	8.45%

Other Real Estate Owned
     Our foreclosed assets were $37.4 million at June 30, 2009 compared to $25.3 million at December 31, 2008. Due to economic conditions in the Atlanta area, some builders and developers have been unable to satisfy their obligations to us and we have foreclosed on their collateral. However, we have selected certain parcels of foreclosed assets to hold rather than forcing distressed sales of these properties in this market. A schedule of the foreclosed properties held at June 30, 2009 is presented in the following table.

Category	Book Value	Description	Average Value/ Unit
Construction and Development	$6.6 million	9 parcels of undeveloped land totaling 670 acres	$8,700 per residential acre $66,300 per commercial acre

Construction and Development	$13.1 million	568 residential lots	$23,000 per lot

1-4 Family Residential	$12.0 million	67 houses	$180,000 per house

Commercial Real Estate	$5.7 million	21 commercial properties	$271,000 per property
Management
     We have a deep and experienced management team with extensive banking backgrounds. We have recently restructured the organization of our executive management in order to increase our operational efficiency and give our executive management team the opportunity to be more closely involved with our day to day operations. In addition, over the past year, we have had a transition in our executive management team. M. Burke Welsh, Jr. retired from his position as our President and Chief Executive Officer in April 2009. Mr. Welsh had served as our President and Chief Executive Officer since February 2005. Also, on October 24, 2008, the positions held by David H. Gould, Jr. and William L. Kane were eliminated. Mr. Gould had served as an Executive Vice President and Regional President for the South Georgia and Florida markets since November 2005. Mr. Kane had served as an Executive Vice President and Regional President for the North Georgia market since November 2005. We eliminated these positions due to our poor performance in the Jacksonville, Florida and Gwinnett County, Georgia markets and our closing of branches in those markets.

     Donald J. “Jay” Torbert, Jr. was appointed to serve as our President and Chief Executive Officer in April 2009 upon Mr. Welsh’s retirement. Mr. Torbert joined PAB in 2000 and previously served as our Executive Vice President and Chief Financial Officer since 2001. Mr. Torbert’s strong financial background, organizational management skills and strategic focus complement our other executive officers who have extensive experience in managing loan portfolios and banking operations.
     R. Wesley Fuller serves as an Executive Vice President and, after the recent restructuring, also serves as our Chief Administrative Officer, a new position in our management structure, and our Treasurer. Mr. Fuller formerly served as our Director of Operations prior to his recent appointment as our Chief Administrative Officer and Treasurer. As Director of Operations, Mr. Fuller was responsible for overseeing various aspects of our banking operations, including loan and deposit activities, data processing, information technology, marketing and human resources. With his recent appointment as our Chief Administrative Officer and Treasurer, Mr. Fuller is now responsible for managing administrative functions and our non-traditional banking activities with an emphasis on non-interest income generation in PAB. Mr. Fuller has been with PAB since 2001 and has over 25 years of banking experience.
     George D. Henderson serves as an Executive Vice President and after the recent restructuring also serves as our Chief Banking Officer, a new position in our management structure. Mr. Henderson formerly served as our Chief Credit Officer. In his new position as Chief Banking Officer, Mr. Henderson will manage community banking in our Georgia and Florida markets. Mr. Henderson has been with PAB since 2002 and has over 33 years of experience in commercial banking with various financial institutions in Georgia, during which time he participated in multiple restructurings of banking institutions.
     David H. Hammond has taken over the position of our Chief Credit Officer and also serves as an Executive Vice President. Mr. Hammond has been with PAB since 2005 and has over 25 years experience in credit positions with various financial institutions. Mr. Henderson’s and Mr. Hammond’s new appointments assure a continued separation of the management of our banking and credit administration functions. Judith S. Kelly was appointed as Executive Vice President and Chief Operating Officer in October 2009. Ms. Kelly has been with PAB since 1975, has previously served in various roles that included managing our deposit operations area and will be a valuable addition to our executive team. Nicole S. Stokes has served as our Chief Financial Officer since June 2009 and was recently promoted from Senior Vice President to Executive Vice President as of October 2009. Ms. Stokes previously served as our Vice President and Controller since December 2005.
     The senior management team is supported by Thompson Kurrie, Jr. who was appointed in April 2009 to our board of directors and elected as Vice Chairman to assist with our strategic plans going forward. Mr. Kurrie previously served as a director from 1989 to January 2003 and served as our outside general counsel from 1989 until his recent appointment as a director.
     In August 2009, we engaged Carroll Investment Group, LLC to serve as our outside real estate advisors for the management, marketing and disposition of our other real estate owned (“OREO”). We do not have the necessary resources within the organization to dedicate to our large investment in OREO. Carroll Investment Group, a commercial real estate brokerage firm, has the qualified real estate professionals on staff with industry and market knowledge that are able to provide those valuable resources to the Bank. Walter W. (“Bo”) Carroll, II, a member of our board of directors, is the owner of Carroll Investment Group and will be entitled to receive compensation from revenues earned by Carroll Investment Group. Under the terms of our agreement, we will pay Carroll Investment Group an annual fee of $100,000 and a bonus for certain properties sold during the engagement. The bonus will be equal to the greater of 1% of the sales price or any commissions that Carroll Investment Group is entitled to receive via its brokerage services, of which PAB will receive a refund of one-half of Carroll Investment Group’s portion in excess of 1% of the sales price of that property. Our agreement with Carroll Investment Group has an initial term of one year and will automatically renew for 3-month successive periods until either we or Carroll Investment Group terminates the agreement.
Our Strategy
     In an effort to address our asset quality issues and in light of the current economic environment, we have taken, and will continue to aggressively pursue, the following actions that we believe will improve our operations not only in the short term but will also position us for long-term future opportunities:
•	Strengthen Our Capital Position. We believe the funds received from the Private Placements, when combined with the funds received in this offering and from other capital enhancement strategies, will stabilize our franchise and strengthen our capital position to provide us with flexibility to address our nonperforming assets and emerge from this economic downturn well positioned to take advantage of market opportunities. Also, in an effort to preserve the Bank’s capital, we suspended our quarterly cash dividend to shareholders in the third quarter of 2008.
•	Maintain Strong Liquidity. We have taken steps to improve our liquidity and, at June 30, 2009, we had approximately $118 million, or approximately 9.3% of our total assets, in cash balances on account at the Federal Reserve. Further, we had approximately $10 million of Federal funds lines of credit in place and available through our correspondent banks. We also had $4.9 million in credit availability (subject to appropriate collateralization) as a member of Federal Home Loan Bank of Atlanta (the “FHLB”).

During 2008, we faced aggressive advertising for deposits from our competitors offering higher interest rates in our North Georgia and Florida markets. During the second half of 2008, we decided not to compete in those markets for these higher-priced deposits, and we reduced our excess liquidity to limit the impact on our earnings in the declining-rate environment. We elected to use brokered deposits and advances from the FHLB, which then were at lower rates than those market retail deposits, to fund our balance sheet in the first half of 2008. Then, during the third quarter of 2008, as concerns over global market instability and economic weakness increased, we further used brokered deposits to build up our liquidity and strengthen our balance sheet. During this time, brokered deposits increased by $171 million (excluding those retail deposits that have been placed in the Certificate of Deposit Account Registry Service, or CDARS, reciprocal deposits program and are required to be classified as brokered deposits by our banking regulators) and advances from the FHLB increased $23.4 million during 2008. Although we have reduced our reliance on brokered deposits since the end of 2008, we believe our ability to use these alternative sources of funding has improved our liquidity position during these turbulent times. In the future, we plan to rely primarily on retail deposits in our North Georgia, South Georgia and Florida markets to maintain our liquidity position.

•	Manage Our Asset Quality. We continue to focus on decreasing our nonperforming assets and addressing any new troubled assets as they arise. During 2008, we conducted two independent loan portfolio reviews and believe that we have an understanding of our problem credits and overall credit position. In addition, we are also now having external loan reviews conducted quarterly. As discussed previously, early in 2008, we created a Special Assets Group to assist in resolving problem assets. We also have a Problem Asset Committee, which has direct responsibility for assessing the risk elements, determining the specific allowance valuations and affirming the methodology used for determining the adequacy for our allowance for loan losses. The Problem Asset Committee and the Director Loan Committee conduct monthly reviews of the status of all problem loans in excess of $500,000. In addition to our ongoing efforts to identify and manage our troubled assets, if we receive sufficient capital through this offering and other capital enhancement strategies, we believe that we will be in a better position to liquidate certain of our nonperforming assets and foreclosed properties and work aggressively with borrowers to restructure certain troubled assets where feasible. In addition, as discussed above, we have engaged Carroll Investment Group to serve as our outside real estate advisors for the management of our other real estate owned. We believe that outsourcing these responsibilities to a firm with the appropriate expertise will improve our ability to liquidate our OREO on more favorable terms while enabling our officers to focus on other areas of asset quality improvement.

•	Control Expenses. We have undertaken several programs to improve our capital position since May 2008 in addition to the Private Placements discussed above. In the third quarter of 2008, we suspended our quarterly cash dividends on our common stock to preserve our retained capital. We have taken prudent measures to control expenses and reduce unnecessary overhead. We have closed our Jacksonville, Florida and Gwinnett County, Georgia branch offices in January 2009, we have eliminated 62 employee positions (19% of our total payroll) since June 2008, and we have reduced our more controllable expenses (noninterest expense excluding FDIC insurance premiums and OREO and collection expenses) by approximately $920,000 (6%) in the first six months of 2009 as compared to the same period in 2008. We intend to continue to explore additional initiatives to improve our capital position in light of the turbulent economic environment and our desire to preserve capital.

•	Capitalize on Long-Term Opportunities. We are optimistic that we are positioned to grow our assets and reinvigorate our income stream when market conditions improve. Although we have historically held a high concentration of residential real estate loans, we intend to diversify our loan portfolio going forward by decreasing our construction and development loans and increasing our owner-

occupied commercial real estate and commercial and industrial loans. Further, we are investigating alternative lending opportunities, and we have entered into a partnership with a third party to provide financing for small business credit receivables loans. In our efforts to mitigate the risks inherent in our loan portfolio and to minimize potential loss with any single lending relationship, we are focusing on new lending relationships with a loan size of less than $1.5 million. In addition to our efforts to minimize our risks by diversifying and balancing our loan portfolio, we believe we will have opportunities to expand our deposit base and loan portfolio in the future.
Investment Strengths
     We believe that our core banking operations, developed from more than 50 years of experience in commercial banking, and our geographically diverse footprint will provide us with an advantage in the future when economic conditions improve. We believe the following core strengths distinguish us from our competitors.
•	Geographic Market Diversification. To date, we believe we have been able to withstand the difficulties of this economic environment more effectively than many of our competitors due to our geographic diversification. Our historically strong presence and core deposit base in South Georgia, a geographic area that has not been as negatively impacted by the recent downturn as other areas, has provided a level of stability to our balance sheet not available to other financial institutions whose operations are primarily focused in metropolitan Atlanta or Florida.

•	Strong Core Deposits. Customer deposits are our primary source of liquidity. We have a strong core deposit base in our South Georgia market that has served as a stabilizing aspect of our balance sheet. Overall, we have the sixth largest market share[1] in the state’s southern tier[2]. As of and for the three months ended June 30, 2009, our loan to deposit ratio in our South Georgia market was 62.2% and our average cost of deposits in South Georgia was 1.92%. We believe that a strong deposit base is crucial for a bank to maintain its stability in this market. As market conditions improve and rates for deposits become less competitive, we expect that we will be able to attract significant deposits in the South Georgia market while also developing our deposit franchise in our other markets.

•	Longer-Term Opportunity in our North Georgia and Florida Markets. The communities in our North Georgia and Florida markets need banks that provide banking services to the small businesses and local residents in those markets that the larger financial institutions are not well positioned to provide. We anticipate that this difficult economic environment will result in significant market dislocation and consolidation in the banking segment, particularly in our North Georgia and Florida markets, as some of our competitors may be unable to survive the severity of this downturn. From August 2008 to October 1, 2009, 32 institutions in Georgia and Florida were placed into FDIC receivership, and we believe that there are many other institutions in Georgia and Florida that will likely not be able to survive this financial storm. While our presence in South Georgia has helped us weather the current crisis, we believe our presence in North Georgia and Florida positions us to take advantage of future market dislocation and consolidation and reduced competition for lending activities, and we will be well positioned to grow our market share in the higher growth North Georgia and Florida markets when the economy improves.

•	Distinctive Combination of Service, Systems and Internal Controls. Our senior management team has extensive banking experience and a long-standing commitment to PAB and the communities we serve. We are focused on maintaining our strong service-oriented culture among our employees. Further, over the past several years, we implemented robust technology systems and internal controls that govern our financial reporting, including the determination of our provision for loan losses and banking operations, and we invested in systems and support to provide a product line that we believe gives us a competitive edge over many of the smaller financial institutions in our markets. Our competitive advantage is providing a sophisticated “big bank” platform while maintaining a level of service typical of a community bank. As a result, we believe our customer service exemplifies our motto that we are “Large enough to serve your needs... Small enough to know your name.” Further, we believe our systems and controls are scaleable, which will allow for growth when economic

[1]	Based on the FDIC/OTS Summary of Deposits report as of June 30, 2008.

[2]	Regions 9-12 (58 counties) as defined by the Georgia Department of Community Affairs.

conditions improve. We believe our culture is strong enough to continue to provide the “personal touch” banking our customers value even as we grow.

Corporate Information
     Our principal executive office is located at 3250 North Valdosta Road, Valdosta, Georgia 31602. Our telephone number is (229) 241-2775. Information on PAB is available on our internet website www.pabbankshares.com and on the Bank at www.parkavebank.com. The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.
     Our common stock trades on the NASDAQ Global Select Market under the ticker symbol “PABK.”

The Rights Offering
     The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right to purchase one unit for every six shares of our common stock that you owned as of 5:00 p.m., Eastern Time, on [•], 2009, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. Each unit consists of one share of our common stock and a warrant to purchase .25 of a share of our common stock at a price of $[•] per whole share at any time until the seventh anniversary of its issuance. Holders of units will be holders of both the common stock and the warrants and will have the same rights, preferences and privileges as a holder of each security. The units will be represented by two separate certificates, one representing shares of our common stock and one representing warrants. You will not receive separate certificates for the units. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering to be up to $7 million.

Basic Subscription Right	The basic subscription right will entitle you to purchase one unit at a subscription price of $[•] per unit for every six shares of our common stock that you own, provided that you purchase a minimum of 25 units and fractional units resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole unit.

Oversubscription Privilege	If you purchase all of the units available to you pursuant to your basic subscription right or if you do not own enough shares to be entitled to purchase the minimum investment required, you may also choose to subscribe for a portion of any units that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for units pursuant to this oversubscription privilege, subject to the purchase and ownership limitations described below.

Limitation on the Purchase of Units	We will not issue units pursuant to the exercise of basic subscription rights or oversubscription privileges or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those shares if, as of [•], 2009, that clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Subscription Price	$[•] per unit, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires.

Record Date	5:00 p.m., Eastern Time, on [•], 2009.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [•], 2009.

Use of Proceeds	We intend to use the proceeds of the rights offering to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and to retain the remainder of any proceeds at PAB for general corporate purposes.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Select Market or on any stock exchange or market.

Standby Purchase Agreements	We reserve the right to negotiate and enter into standby purchase agreements with standby purchasers. Under these agreements, purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any units offered to our current shareholders but not subscribed for in the rights offers, following the effective date of this prospectus. If we enter into standby purchase agreements, the subscription price, the aggregate number of units to be sold in the rights offering and the number of units available for issuance upon the exercise of subscription rights will not change. See “The Rights Offering — Standby Commitments” and “Plan of Distribution.” We reserve the right to increase the size of this offering by up to 20% to enable standby purchasers to participate in this offering.

Participation of Directors and Executive Officers	Our directors and executive officers have invested approximately $5.2 million in PAB since February 2009 through the purchase of shares in the Private Placements. Our directors and executive officers may participate in the rights offering but are not obligated to do so. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You should make your decision to invest based on your assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase units at a subscription price of $[•] per unit.

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods ending no later than [•]. Our board of directors may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, the subscription agent will return all subscription payments, without interest or penalty, as soon as practicable.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•     If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [•], 2009. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•     If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [•], 2009.

Subscription Agent	[•].

Shares Outstanding Before the Rights Offering	13,795,040 shares of our common stock were outstanding as of October 1, 2009.

Shares Outstanding After Completion of the Rights Offering	Assuming all units are sold in the rights offering, we expect approximately [•] shares of our common stock will be outstanding immediately after completion of the rights offering, not including the additional [•] shares that purchasers will be entitled to purchase on the exercise of the warrants included in the units.

Fees and Expenses	We will pay the fees and expenses related to the rights offering. We may engage a financial advisor in connection with the rights offering and the offering to standby purchasers. If we retain such an advisor, we will pay the fees and expenses of such an advisor.

The NASDAQ Global Select Market	Our shares of common stock are currently listed for trading on the NASDAQ Global Select Market under the ticker symbol “PABK.” There is currently no public market for either the units or the warrants. We do not intend to list the warrants on any national securities exchange or over-the-counter market.

Risk Factors	Before you exercise your subscription rights to purchase our units, you should carefully consider risks described in the section entitled “Risk Factors,” beginning on page 24 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA
     Our selected consolidated financial data is presented below as of and for the six months ended June 30, 2009 and the six months ended June 30, 2008 and as of and for the years ended December 31, 2004 through 2008. Our selected consolidated financial data presented below as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 are derived from our audited financial statements and related notes incorporated by reference in this prospectus. Selected consolidated financial data as of December 31, 2006, 2005 and 2004 and for each of the years ended December 31, 2006 has been derived from our audited consolidated financial statements. Our selected consolidated financial data as of and for the six months ended June 30, 2009 and the six months ended June 30, 2008 is derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. In the opinion of our management, these amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the quarter ended June 30, 2009 are not necessarily indicative of our results of operations that may be expected for any future period. Our financial results for these periods do not include the effects of the Private Placements closed during the third quarter of 2009. (Footnotes are on following page.)

	Six months	Six months
	ended	ended
	June 30,	June 30,	Year ended December 31,
(In thousands, except per share and other data)	2009	2008	2008	2007	2006	2005	2004

Summary of Operations:
Interest income	$32,241	$36,491	$70,984	$84,676	$77,566	$59,371	$40,597
Interest expense	17,062	18,283	36,218	42,210	33,555	20,398	10,624

Net interest income	15,179	18,208	34,766	42,466	44,011	38,973	29,973
Provision for loan losses	3,750	2,250	18,050	2,400	—	1,189	600
Other income	4,592	3,215	4,403	5,991	5,380	5,813	6,344
Other expense	16,227	15,020	30,584	29,590	28,167	24,778	23,055

Income (loss) before income tax expense (benefit)	(206)	4,153	(9,465)	16,467	21,224	18,819	12,662
Income tax expense (benefit)	(254)	1,392	(3,554)	5,681	7,488	6,366	4,144

Net income (loss)	$48	2,761	$(5,911)	$10,786	$13,736	$12,453	$8,518

Balance Sheet:
Total assets	$1,277,016	1,222,368	$1,350,103	$1,198,671	$1,120,804	$1,017,326	$868,975
Earning assets	1,186,897	1,144,718	1,259,495	1,116,776	1,048,239	957,918	808,886
Loans	919,698	963,500	956,687	921,349	820,304	752,938	646,149
Allowance for loan losses	19,719	14,303	19,374	12,906	11,006	11,079	9,066
Deposits	1,036,382	996,595	1,123,703	980,149	908,483	815,681	657,550
Stockholders’ equity	88,413	95,677	91,601	97,676	95,316	87,001	81,000

Per Share Data*:
Outstanding at year end	9,324,407	9,324,407	9,324,407	9,406,956	9,688,708	9,652,756	9,679,059
Weighted average outstanding	9,324,407	9,328,241	9,335,376	9,602,535	9,683,173	9,698,514	9,683,448
Diluted weighted average outstanding	9,324,407	9,376,186	9,335,376	9,744,063	9,890,728	9,870,633	9,825,804
Book value per common share	$9.48	$10.26	$9.82	$10.38	$9.84	$9.01	$8.37
Tangible book value per common share	8.84	9.62	9.18	9.75	9.22	8.39	7.75
Net income (loss) — basic	0.01	0.30	(0.63)	1.12	1.42	1.28	0.88
Net income (loss) — diluted	0.01	0.29	(0.63)	1.11	1.39	1.26	0.87
Dividends declared	—	0.24	0.24	0.57	0.53	0.47	0.33

Profitability Ratios:
Return (loss) on average assets	n/m	0.46	n/m	0.93%	1.29%	1.31%	1.11%
Return (loss) on average equity	n/m	5.60	n/m	11.00%	14.99%	14.58%	10.71%
Net interest margin (fully tax equivalent)	2.49%	3.31	3.04%	3.93%	4.43%	4.40%	4.28%
Efficiency ratio	82.26%	69.26	70.01%	60.74%	55.88%	54.94%	63.18%

	Six months	Six months
	ended	ended
	June 30,	June 30,	Year ended December 31,
(In thousands, except per share and other data)	2009	2008	2008	2007	2006	2005	2004

Liquidity Ratios:
Total loans to total deposits	88.74%	96.7%	85.14%	94.00%	90.29%	92.31%	98.27%
Average loans to average earning assets	75.46%	82.95%	81.95%	80.53%	78.84%	79.30%	80.91%
Noninterest-bearing deposits to total deposits	10.51%	10.33%	8.11%	9.12%	11.11%	13.23%	15.15%
Capital Adequacy Ratios:
Tangible common equity to tangible assets	6.5%	7.4%	6.4%	7.7%	8.0%	8.0%	8.7%
Tangible equity to tangible assets	6.5%	7.4%	6.4%	7.7%	8.0%	8.0%	8.7%
Tier 1 leverage ratio	7.1%	8.34%	7.0%	8.5%	9.1%	9.2%	10.4%
Tier 1 risk-based capital ratio	9.6%	9.81%	9.0%	10.0%	11.1%	11.1%	12.2%
Total risk-based capital ratio	10.8%	11.07%	10.3%	11.3%	12.3%	12.4%	13.5%
Dividend payout ratio	n/m	79.57%	n/m	50.43%	37.36%	36.29%	37.93%

Asset Quality Ratios:
Net charge-offs to average loans	0.73%	0.18%	1.21%	0.06%	0.01%	(0.12)%	0.29%
Nonperforming loans to total loans	7.67%	5.25%	5.79%	1.24%	0.49%	1.04%	0.54%
Nonperforming assets to total assets	8.45%	4.86%	5.98%	1.49%	0.45%	0.78%	0.40%
Allowance for loan losses to total loans	2.14%	1.48%	2.03%	1.40%	1.34%	1.47%	1.40%
Allowance for loan losses to nonperforming loans	27.97%	28.26%	34.96%	112.79%	271.95%	140.98%	261.04%
Nonperforming assets to stockholders’ equity plus loan loss reserves	99.81%	54.01%	72.71%	16.10%	4.74%	8.05%	3.89%

Other Data:
Number of locations	20	20	20	23	22	21	19
Number of employees	269	320	299	327	321	300	277

*	2007 and prior periods adjusted for 2% stock dividend paid on July 15, 2008.

n/m means “not meaningful”
GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures
     Certain financial information included in “Selected Consolidated Financial Data” above is determined by methods other than in accordance with GAAP. “Tangible book value per common share,” “tangible common equity to tangible assets” and “tangible equity to tangible assets” are non-GAAP financial measures that our management uses in its analysis of our performance.
     “Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies that have engaged in multiple business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.
     “Tangible common equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. This measure is important to investors interested in the equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

     “Tangible equity to tangible assets” is defined as total equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. This measure is important to investors interested in the equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.
     These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	Six months	Six months
	ended	ended
	June 30,	June 30,	Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Book value per common share*	$9.48	$10.26	$9.82	$10.38	$9.84	$9.01	$8.37
Effect of intangible assets per share*	0.64	0.64	0.64	0.63	0.62	0.62	0.62

Tangible book value per common share*	$8.84	$9.62	$9.18	$9.75	$9.22	$8.39	$7.75

Equity**	$88,413	$95,677	$91,601	$97,676	$95,316	$87,001	$81,000
Intangible Assets	5,985	5,985	5,985	5,985	5,985	5,985	5,985

Tangible Equity**	$82,428	$89,692	$85,616	$91,691	$89,331	$81,016	$75,015

Assets	$1,277,016	$1,222,368	$1,350,103	$1,198,671	$1,120,804	$1,017,326	$868,975
Intangible Assets	5,985	5,985	5,985	5,985	5,985	5,985	5,985

Tangible Assets	$1,271,031	$1,216,383	$1,344,118	$1,192,686	$1,114,819	$1,011,341	$862,990

Equity to Assets**	6.9%	7.8%	6.8%	8.1%	8.5%	8.6%	9.3%
Effect of Intangible Assets	0.4%	0.4%	0.4%	0.4%	0.5%	0.6%	0.6%

Tangible Equity to Tangible Assets**	6.5%	7.4%	6.4%	7.7%	8.0%	8.0%	8.7%

*	2007 and prior periods adjusted for 2% stock dividend paid on July 15, 2008.

**	As of June 30, 2009 and for all prior periods, we do not have and have not previously had any preferred stock outstanding. As a result, tangible equity and tangible common equity are the same.

RISK FACTORS
     An investment in our units involves a high degree of risk. In evaluating an investment in the units, you should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and the risks we have highlighted in other sections of this prospectus. The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our units. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.
Risks Related to Our Company
We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.
     We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Our failure to comply with these requirements can lead to, among other remedies, administrative enforcement actions, termination or suspension of our licenses, rights of rescission for borrowers, and class action lawsuits. Many of these regulations are intended to protect depositors, the public and the FDIC rather than shareholders. The laws and regulations applicable to the banking industry are changing rapidly to reflect the government’s concerns about the economy and the banking system, and we cannot predict the effects of these changes on our business and profitability. Changes to statutes, regulations or regulatory policies, and the interpretation and implementation of new statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products.
     In addition, like other registrants, we are subject to the requirements of the Sarbanes-Oxley Act of 2002. Failure to have in place adequate programs and procedures could cause us to have gaps in our internal control environment, putting PAB and its shareholders at risk of loss.
     These and other potential changes in government regulation or policies could increase our costs of doing business and could adversely affect our operations and the manner in which we conduct our business.
We have entered into a written agreement with our regulators.
     On July 14, 2009, we entered into the Written Agreement with the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance. The failure to comply with the terms of the Written Agreement could result in significant enforcement actions against us of increasing severity, up to and including a regulatory takeover of our bank subsidiary. Under the terms of the Written Agreement, the Bank has prepared and submitted written plans and reports to the regulators that address the following items: strengthening the Bank’s credit risk management practices; improving loan underwriting and loan administration; improving asset quality, including improving the Bank’s position on problem loans through repayment, additional collateral or other means; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank; revising and implementing a profitability plan and comprehensive budget to improve and sustain the Bank’s earnings; and improving the Bank’s liquidity position and funds management practices. We may supplement these plans and reports in the future in response to comments and requests from our regulators. In addition, we may have to agree to maintain higher capital ratios than we currently maintain.
     While the Written Agreement remains in place, we may not pay dividends and take certain other actions, and we may not increase debt or redeem any shares of its stock without the prior written consent of the regulators. The Bank’s regulators have considerable discretion in whether to grant required approvals, and we may not be able to obtain those approvals if requested. Therefore, we cannot estimate when we will be able to resume payments of dividends or distributions in the future.

     If we fail to comply with the terms of our Written Agreement, the regulators have broad authority to take additional actions against PAB, including assessing civil fines and penalties, imposing cease and desist orders and removing officers and directors, as well as taking control of the Bank.
Difficult market conditions and economic trends have adversely affected our industry and our business.
     Our business has been directly affected by market conditions, trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. In 2007, the housing and real estate sectors in our markets, including the metropolitan Atlanta market and surrounding areas as well as our Florida market, experienced an economic downturn that accelerated through 2008 and has continued in 2009. As a result of this significant downturn, we have experienced dramatic declines in the housing market with decreasing home prices and increasing delinquencies and foreclosures, which have negatively impacted the credit performance of our loans and resulted in increases in the level of our nonperforming assets and charge-offs of problem loans. At the same time, competition among depository institutions for deposits and quality loans has increased significantly. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. These market conditions and the tightening of credit has led to increased deficiencies in our loan portfolio, increased market volatility and widespread reduction in general business activity.
     As a result of the negative developments in the financial industry, new federal and state laws and regulations regarding lending and funding practices and liquidity standards have been enacted, and bank regulatory agencies have been and it is expected that they will continue to be, aggressive in responding to concerns and trends identified in examinations. Difficult market conditions and the impact of the new legislation in response to those developments could restrict our business operations, including our ability to originate loans.
Deteriorating credit quality, particularly with respect to our loans that are secured by real estate in our Atlanta market, has adversely affected us and may continue to do so, leading to higher loan charge-offs or an increase in our provision for loan losses.
     Beginning in the second half of 2007 and continuing into 2009, the financial markets were highlighted by significant volatility associated with subprime mortgages, including adverse impacts on credit quality and liquidity within the financial markets. The volatility has been exacerbated by a general decline in the real estate and housing market contributing to significant mortgage loan related losses. We have a significant presence in residential construction and development lending in our North Georgia market, particularly on the south side of Atlanta. Approximately 60% of our residential construction and development loans and 22% of our residential mortgages are in our North Georgia markets. Approximately 83% of our nonperforming assets are in our North Georgia markets. The majority of our customers who are residential builders construct houses in the $150,000 – $250,000 selling price range and carry inventories of lots for new construction. The supply of vacant, developed lots has increased dramatically as the number of new building permits and housing starts decreased. In addition, since January 1, 2008, the FDIC has placed 24 Georgia-based financial institutions into receivership, and we believe that others will be placed in receivership in the future. The subsequent sale of the assets of these financial institutions at depressed prices could continue to negatively affect the value of our real estate collateral and other real estate owned. We believe that it may take more than five years for the market to fully absorb the existing lot inventories in some areas on the south side of the Atlanta market.
If our allowance for loan losses is not sufficient to cover actual loan losses, or if credit delinquencies increase, our losses could increase.
     Our success depends, to a significant extent, on the quality of our assets, particularly loans. Like other financial institutions, we face the risk that our customers will not repay their loans, that the collateral securing the payment of those loans may be insufficient to assure repayment, and that we may be unsuccessful in recovering the remaining loan balances. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. Management makes various assumptions and judgments about the collectibility of our loan portfolio after considering these and other factors. Based in part on those assumptions and judgments, we maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we also rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, delinquencies and non-accruals, national and local economic conditions and other pertinent information, including the results of external loan reviews. Despite our efforts, our loan assessment techniques may fail to properly account for potential loan losses, and, as a result, our established loan loss reserves may prove insufficient. If we are unable to generate income to compensate for these losses, they could have a material adverse effect on our operating results.
     In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Higher charge-off rates and an increase in our allowance for loan losses may hurt our overall financial performance and may increase our cost of funds. For the year ended December 31, 2008, we recorded $18.1 million as a provision for loan losses, compared to $2.4 million in 2007. The increase is due primarily to the $44.0 million increase in the level of nonperforming loans during 2008, as well as the $35.3 million increase in the loan portfolio during that period. We expect to increase our allowance for loan losses in 2009, but we can make no assurance that our allowance will be adequate to cover future loan losses given current and future market conditions.
Recent legislative and regulatory initiatives to address the current difficult market and economic conditions may not stabilize the U.S. banking system.
     Beginning in October 2008, a host of legislation has been enacted in response to the financial crises affecting the banking system and financial markets and the threats to investment banks and other financial institutions. These include the following:
•	On October 3, 2008, President Bush signed into law Emergency Economic Stabilization Act (“EESA”), under which the U.S. Treasury Department has the authority, among other things, to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions under the Troubled Asset Relief Program for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

•	On October 14, 2008, the Treasury Department announced the Capital Purchase Plan (“CPP”) under the EESA pursuant to which it would purchase senior preferred stock and warrants to purchase common stock from participating financial institutions.

•	On November 21, 2008, the FDIC adopted a Final Rule with respect to its Temporary Liquidity Guarantee Program pursuant to which the FDIC will guarantee certain “newly-issued unsecured debt” of banks and certain holding companies and also guarantee, on an unlimited basis, non-interest bearing bank transaction accounts.

•	On February 10, 2009, the Treasury Department announced the Financial Stability Plan under the EESA (the “Financial Stability Plan”), which is intended to further stabilize financial institutions and stimulate lending across a broad range of economic sectors.

•	On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act (“ARRA”), a broad economic stimulus package that included additional restrictions on, and potential additional regulation of, financial institutions.

•	On March 18, 2009, the Federal Reserve announced its decision to purchase as much as $300 billion of long-term treasuries in an effort to maintain low interest rates.

•	On March 23, 2009, the Treasury Department announced the Public-Private Investment Program, which will purchase real estate related loans from banks and securities from the broader markets, and is intended to create a market for those distressed debt and securities.
Each of these programs was implemented to help stabilize and provide liquidity to the financial system. There can be no assurance, however, as to the actual impact that the EESA and its implementing regulations, the CPP, the Financial Stability Plan, the ARRA, the FDIC programs, or any other governmental program will have on the financial markets or our business or financial performance. The failure of the EESA, the FDIC or the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

     On June 17, 2009, the Obama Administration announced a comprehensive plan for regulatory reform of the financial services industry. The plan set forth five separate initiatives that will be the focus of the regulatory reform, including requiring strong supervision and appropriate regulation of all financial firms, strengthening regulation of core markets and market infrastructure, strengthening consumer protection, strengthening regulatory powers to effectively manage failing institutions and improving international regulatory standards and cooperation. The implications of this plan on our business are unclear at this time, but the plan may adversely affect our business, results of operations and the underlying value of our common stock.
Our net interest income could be negatively affected by the lower level of short-term interest rates, recent developments in the credit and real estate markets and competition in our primary market area.
     As a financial institution, our earnings are significantly dependent upon our net interest income, which is the difference between the income that we earn on interest-earning assets, such as loans and investment securities, and the expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s fiscal and monetary policies, affects us more than non-financial institutions and can have a significant effect on our net interest income and net income.
     The Federal Reserve reduced interest rates on three occasions in 2007 by a total of 100 basis points, to 4.25%, and by another 400 basis points, to a range of 0% to 0.25%, during 2008. On March 18, 2009, the Federal Reserve announced its decision to purchase as much as $300 billion of long-term treasuries in an effort to maintain low interest rates. A significant portion of our loans, including residential construction and development loans and other commercial loans, bear interest at variable rates. The interest rates on a significant portion of these loans decrease when the Federal Reserve reduces interest rates, while the interest that we earn on our assets may not change in the same amount or at the same rates. Accordingly, increases in interest rates may reduce our net interest income. In addition, an increase in interest rates may decrease the demand for consumer and commercial credit, including real estate loans, which are a major component of our loan portfolio. Furthermore, increases in interest rates will add to the expenses of our borrowers, which may adversely affect their ability to repay their loans with us.
     Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds or result in our lenders requiring additional collateral from us under our loan agreements. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, to maintain our liquidity. If those sales are made at prices lower than the recorded amounts of the investments and loans, we will incur losses. Changes in Federal Reserve Board policies and laws are beyond our control and hard to predict.
     Increased nonperforming loans and the decrease in interest rates reduced our net interest income during 2008 and the first and second quarters of 2009 and could cause additional pressure on net interest income in future periods. This reduction in net interest income may also be exacerbated by the high level of competition that we face in our primary market area in South Georgia. Any significant reduction in our net interest income could negatively affect our business and could have a material adverse impact on our capital, financial condition and results of operations.
We face strong competition from other financial services providers.
     We operate in competitive markets for the products and services we offer. The competition among financial services providers to attract and retain customers is strong. Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that could provide cost savings or a higher return to the customer. Some of our competitors may be better able to provide a wider range of products and services over a greater geographic area. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate in our market areas and elsewhere. Moreover, this competitive industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Many of our competitors have fewer regulatory constraints and some have lower cost structures. While we believe we can and do successfully compete with these other financial institutions in our market areas, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market.
If we do not have sufficient capital to maintain our “well capitalized” status, we will be unable to access brokered deposits. If we are unable to access brokered deposits, our liquidity would be adversely affected and our ability to meet our obligations, including the payout of deposit accounts, would be adversely affected.
     Due to the competitive rates offered on retail time deposits in our local markets, we substantially increased the amount of our brokered deposits during the second half of 2008. As a result, we currently rely more heavily on brokered deposits as a source of liquidity than we have been in the past. As of June 30, 2009, we had approximately $134 million in brokered deposits, which represented approximately 13% of our total deposits.
     As of June 30, 2009, the Bank met the regulatory capital ratios required to meet “well-capitalized” standards. If we do not have sufficient capital to maintain our “well capitalized” status, however, we will be unable to access brokered or other out of market wholesale deposits, and we will be unable to renew any brokered certificates of deposit or attract new brokered certificates of deposit. If we are unable to continue to attract deposits and maintain sufficient liquidity, our ability to meet our obligations, including the payout of deposit accounts, would be adversely affected. If our liquidity becomes severely impaired and we are unable to meet our financial obligations, including the payout of deposit accounts, our banking regulators may subject the Bank to regulatory enforcement action, including receivership.
Our business is subject to the success of the economic conditions of the United States and the markets in which we operate.
     The success of our business and earnings is affected by general business and economic conditions in the United States and our market areas, particularly the Georgia counties of Lowndes, Cook, Decatur, Appling, Bulloch, Jeff Davis, Grady, Henry, Hall, Oconee and Forsyth and the Florida counties of Marion and St. Johns. If the communities in which we operate do not grow as anticipated or if prevailing economic conditions locally or nationally are unfavorable, our business may be negatively impacted. The current economic downturn, increase in unemployment, and other events that have negatively affected household and/or corporate incomes both nationally and locally have decreased the demand for loans and our other products and services and have increased the number of customers who fail to pay interest or principal on their loans. Furthermore, in the event of economic improvement in the future, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market areas if they do occur.
Our historical operating results before this recent downturn may not be indicative of our future operating results.
     We may not be able to return to our historical rate of growth and level of profitability or may not even be able to grow our business at all. In the future, we may not have the benefit of a favorable interest rate environment, and the current weak real estate market may continue for an extended period. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected due to a high percentage of our operating costs being fixed expenses.
Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market areas.
     Because the majority of our borrowers are individuals and businesses located and doing business in the Georgia counties of Lowndes, Cook, Decatur, Appling, Bulloch, Jeff Davis, Grady, Henry, Hall, Oconee and Forsyth and the Florida counties of Marion and St. Johns, our success will depend significantly upon the economic conditions in those and the surrounding counties. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution more able to spread the risks of unfavorable local economic conditions across a large number of diversified economies.
     Loan defaults result in a decrease in interest income and may require us to establish or increase our loan loss reserves. Furthermore, the decrease in interest income resulting from a loan default or defaults may continue for a prolonged period as we seek to recover, primarily through legal proceedings, the outstanding principal balance and interest due on defaulted loans plus the legal costs incurred in pursuing our legal remedies. These conditions may require us to increase loan loss reserves or charge-off a higher percentage of loans, thereby reducing net income. In addition, because we rely more heavily on loans secured by real estate, a continued decrease in real estate values, particularly in our North Georgia market, could cause higher loan losses and require higher loan loss provisions. As of June 30, 2009, approximately 87% of our total loans were secured by real estate. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market areas could adversely affect the value of our assets, our revenues, results of operations and financial condition.
Departures of our key personnel may harm our ability to operate successfully.
     Our success has been and continues to depend largely on the services of our senior management team, including our senior loan officers, and our board of directors, many of whom have significant relationships with our customers. We have recently experienced a change in our senior management team with the departure of our previous chief executive officer. However, he has been available to consult with us on various matters relating to our regulatory and customer relationships. Our success will depend, to a significant extent, on the continued service of these key personnel and our ability to identify a qualified permanent chief executive officer candidate. The unexpected loss of any additional members of our senior management team could have an adverse effect on our financial condition and results of operations. We cannot be assured of the continued service of our senior management team or our board of directors.
We may need to raise additional capital in the future, but that capital may not be available when we need it.
     We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point need to raise additional capital to support our operations and any future growth, as well as to protect against any further deterioration in our loan portfolio.
     Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time and on our financial performance. Recently, the volatility and disruption in the capital and credit markets have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to raise additional capital may be disrupted. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject the Bank to regulatory enforcement action, including receivership.
Diminished access to alternative sources of liquidity could adversely affect our net income, net interest margin and our overall liquidity.
     We have historically had access to a number of alternative sources of liquidity, but given the recent and dramatic downturn in the credit and liquidity markets, there is no assurance that we will be able to obtain such liquidity on terms that are favorable to us, or at all. For example, the cost of out-of-market deposits could exceed the cost of deposits of similar maturity in our local market area, making them unattractive sources of funding; financial institutions may be unwilling to extend credit to banks because of concerns about the banking industry and the economy generally; and, given recent downturns in the economy, there may not be a viable market for raising equity capital. If our access to these sources of liquidity is diminished, or only available on unfavorable terms, then our net income, net interest margin and our overall liquidity likely could be adversely affected.
Fluctuations in our expenses and other costs may hurt our financial results.
     Our expenses and other costs, such as operating and marketing expenses, directly affect our earnings results. In light of the extremely competitive environment in which we operate, and because the size and scale of many of our competitors provides them with increased operational efficiencies, we must successfully manage such expenses. As our business develops, changes or expands, additional expenses can arise.
We must respond to rapid technological changes, which may be more difficult or expensive than anticipated.
     If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly, and to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.
Changes in accounting policies and practices could materially affect our financial statements.
     Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the regulatory agencies, the Financial Accounting Standards Board and other authoritative bodies change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially affect how we record and report our financial condition and results of operations.
Our directors and executive officers own a significant portion of our common stock.
     Our directors and executive officers, as a group, beneficially owned approximately 36.46% of our outstanding common stock as of October 1, 2009. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors.
The costs and effects of litigation, investigations or similar matters could materially affect our business, operating results and financial condition.
     We may be involved from time to time in a variety of litigation, investigations or similar matters arising out of our business. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.
Various domestic or international military or terrorist activities or conflicts could affect our business and financial condition.
     Acts or threats of war or terrorism, or actions taken by the United States or other governments in response to such acts or threats, could negatively affect business and economic conditions in the United States. If terrorist activity, acts of war or other international hostilities cause an overall economic decline, our financial condition and results of operations could be adversely affected. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security and other actual or potential conflicts or acts of war have created many economic and political uncertainties that could seriously harm our business and results of operations in ways that we cannot predict.
Risks Related to the Rights Offering
Our common stock trading volume has been low compared with larger bank holding companies. There is no prior trading market for the units and the warrants.
     The trading volume in our common stock on the NASDAQ Global Select Market has generally been lower than other similarly sized bank holding companies since trading on the NASDAQ Global Select Market began. Furthermore, this trading volume does not compare with more seasoned companies listed on other stock exchanges. Thus, the market in our common stock is somewhat limited in scope relative to some other companies. In addition, we can provide no assurance that a more active and liquid trading market for our common stock will develop in the future. As a result, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. There is currently no public market for either the units or the warrants. The shares of common stock included in the units, like our existing shares of common stock, will be listed for trading on the NASDAQ Global Select Market under the ticker symbol “PABK.” We do not intend to list the warrants on any national securities exchange or over-the-counter market.
     We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. Therefore, we can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common shares is volatile and may decline before or after the subscription rights expire in the rights offering.
     The market price of the units could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.
     Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of the units will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying units that include shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Global Select Market under the symbol “PABK,” and the last reported sales price of our common stock on the NASDAQ Global Select Market on [•], 2009 was $[•] per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell our common stock that you purchase in the rights offering.
The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.
     The per unit subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.
If you do not exercise your subscription rights, your percentage ownership in PAB will be diluted.
     Assuming we sell the full amount of units issuable in connection with the rights offering, we will issue approximately [•] shares of our common stock and warrants to purchase approximately [•] additional shares. If you choose not to exercise your basic subscription rights or if you do not own enough shares to be entitled to purchase the minimum investment required and you do not exercise your oversubscription privilege prior to the expiration of the rights offering and we sell any units to other existing shareholders or to standby purchasers, your relative ownership interest in our common stock will be diluted.
We may cancel the rights offering at any time without further obligation to you.
     We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest, as soon as practicable.
The subscription rights are not transferable and there is no market for the subscription rights.
     You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire units to realize any potential value from your subscription rights.
If our existing shareholders do not subscribe for all of the units offered in this rights offering and we do not enter into standby purchase agreements, we may not have the capital we need to fund our operations and satisfy our regulatory capital goals.
     We intend to negotiate and enter into standby purchase agreements with standby purchasers following the effectiveness of this prospectus, but we cannot guarantee that we will successfully negotiate and enter into such agreements. If we do not enter into standby purchase agreements, our capital raising efforts could be negatively impacted and as a result, we may not be able to improve our regulatory capital position. We do not currently have written commitments from any third parties to act as standby purchasers or any other guarantees that shareholders and potential investors will purchase any of the units offered in this rights offering or otherwise. Accordingly, we may not be able to raise sufficient additional capital to meet our capital needs.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.
     If you desire to purchase units in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on [•], 2009, unless we extend the rights offering for additional periods ending no later than [•]. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
You will not be able to sell the units you buy in the rights offering until you receive your stock certificates and warrants or your account is credited with the common stock and warrants.
     If you purchase units in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate and warrant as soon as practicable after [•], 2009, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase units, your account with your nominee will be credited with the shares of our common stock and warrants you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the NASDAQ Global Select Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.
Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.
     We currently anticipate that we will use the net proceeds of the rights offering to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and to retain the remainder of any proceeds at PAB for general corporate purposes. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.
The rights offering does not require a minimum amount of proceeds for us to close the offering, which means that if you exercise your rights, you may acquire additional shares of common stock in us when we continue to require additional capital.
     There is no minimum amount of proceeds required to complete the rights offering and your exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription right or the oversubscription privilege, but we do not sell the entire amount of securities being offered in this rights offering or from sales to potential standby purchasers and the rights offering is not fully subscribed, you may be investing in a company that continues to require additional capital. In addition, our inability to sell the entire amount of securities being offered may mean that we do not have a capital plan that will be satisfactory to our regulators, which could have a material adverse effect on us. See also “— Risks Related to the Capital and Credit Markets.”

Risks Related to the Common Stock
The price of our common stock may fluctuate significantly, which may make it difficult for you to resell common stock at times or at prices you find favorable.
     Our stock price has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:
•	actual or anticipated variations in earnings;

•	changes in analysts’ recommendations or projections;

•	our announcements of developments related to our businesses;

•	operating and stock performance of other companies deemed to be peers;

•	actions by government regulators;

•	new technology used or services offered by traditional and non-traditional competitors; and

•	news reports of trends, concerns and other issues related to the financial services industry.
     Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.
     In addition, in recent months, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies and particularly those in the financial services and banking sector, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results.
Our ability to pay dividends is limited and we suspended payment of dividends during the third quarter of 2008. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.
     Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of our Bank subsidiary to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our Bank and banks that are regulated by the Federal Reserve. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. In the third quarter of 2008, we suspended payment of dividends on our common stock. In addition, as a result of the Written Agreement, we are not permitted to declare or pay any dividend without the prior written approval of these regulators. As a result, we cannot declare a dividend on our common shares. Although we can seek to obtain a waiver of this prohibition, the Federal Reserve and the Georgia Department may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly. Therefore, we may not be able to resume payments of dividends in the future.
We may issue additional securities in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.
     In the future, we may seek to raise capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our amended and restated articles of incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law or the NASDAQ Global Select Market. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock, restricted stock units, stock options, stock appreciation rights, options, or warrants to purchase our common stock in the future and those awards, rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.
USE OF PROCEEDS
     Assuming all of the rights in the rights offering are subscribed for, we estimate that the net proceeds to us from the sale of the units offered in the rights offering, at an assumed offering price of $3.00 per unit, after deducting estimated offering expenses, will be approximately $6.9 million. Because there is no minimum number of units that must be sold in the offering, however, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We intend to use the proceeds to capitalize our subsidiary, The Park Avenue Bank, and maintain its “well capitalized” status and to retain the remainder of any proceeds at PAB Bankshares, Inc. for general corporate purposes. We believe a strengthened capital position will provide us with the flexibility to address our nonperforming assets, whether we choose to dispose of such assets or hold them until market conditions improve.
     Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of the net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

DESCRIPTION OF THE COMMON STOCK
     The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, our articles of incorporation and our bylaws, as amended to date.
General
     Our amended and restated articles of incorporation authorize us to issue up to 98,500,000 shares of common stock, no par value per share, and 1,500,000 shares of preferred stock, no par value per share. As of October 1, 2009, there were 13,795,040 shares outstanding of our common stock, all of which were validly issued, fully paid and nonassessable.
     On September 9, 2009, our board of directors designated and issued, through the Private Placements, shares of two series of preferred stock entitled Contingent Convertible Perpetual Non-Cumulative Series A Preferred Stock and Contingent Convertible Perpetual Non-Cumulative Series B Preferred Stock. All of the preferred stock we issued in the Private Placements has converted into shares of our common stock, and no shares of preferred stock are currently outstanding.
     All shares of our common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by our board of directors. All shares of our common stock, upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, shall be entitled to share equally and ratably in all of our assets legally available for distribution to the shareholders after payment of all of the our debts and liabilities and the liquidation preference of any outstanding preferred stock.
     Each share of our common stock is entitled to one vote in all matters that may be presented to the shareholders. The shares of our common stock are not convertible into any other security, nor are the shares subject to any call, assessment or redemption. There are no sinking fund provisions with respect to the shares of our common stock. The holders of the shares of our common stock do not have preemptive rights to subscribe to authorized but unissued shares of common stock.
Anti-Takeover Provisions
     The provisions of Georgia law and our amended and restated articles of incorporation and amended and restated bylaws, summarized below, may have anti-takeover effects, or may delay, defer or otherwise hinder a tender offer or other takeover attempt, including those attempts that might result in a premium over the market price for shares of common stock, or may make removal of our management more difficult.
          Authorized but Unissued Stock. Authorized but unissued shares of our common stock and preferred stock are available for issuance upon approval by our board of directors without further approval by our shareholders, except where shareholder approval is required by law or the NASDAQ Global Select Market. These shares are available for issuance for a range of corporate purposes, which may include public offerings to raise additional capital, acquisitions and employee benefits. Additionally, our board of directors could issue shares of stock to persons deemed friendly to our management, which may have the effect of discouraging or otherwise making more difficult an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
          Board of Directors. Our amended and restated bylaws provide that the number of directors shall be fixed from time to time by the majority vote of our directors, but may not be fewer than nine. Currently, there are 12 directors. Our amended and restated articles of incorporation and amended and restated bylaws divide the board of directors into three classes of directors serving staggered three-year terms. Because of these provisions, approximately one-third of our board of directors is elected at each annual meeting of the shareholders. Together with the restrictions limiting the ability of shareholders to remove directors described below and the ability of the remaining directors to fill vacancies, an effect of the classified board of directors may make it more difficult for shareholders to alter the composition of our board of directors. It may require at least two annual meetings of shareholders for our shareholders to change a majority of the directors, whether or not a majority of our shareholders believe that such a change would be desirable.

Transfer Agent and Registrar
     [•] serves as the transfer agent for our common stock. Its address is [•] and its phone number is [•].
Listing
     Our common stock is listed on the NASDAQ Global Select Market under the ticker symbol “PABK.”
DESCRIPTION OF THE WARRANTS
     The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of the warrant attached to this prospectus.
Issuance
     Each unit consists of one share of our common stock and one warrant to purchase .25 of a share of our common stock at a price of $[•] per whole share (the “exercise price”) at any time until the seventh anniversary of its issuance.
Certificates
     As soon as practicable after the surrender of the warrant together with a notice of exercise and the payment of the exercise price, [•] will issue and deliver, or cause to be issued and delivered, to the purchaser a certificate or certificates representing the number of whole shares of our common stock issuable by reason of such exercise, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation involves a transfer.
Fractional Shares
     No fractional shares of common stock will be issued upon exercise of the warrants. The number of shares you are initially entitled to purchase with the warrants included in your units will be rounded down to the nearest whole share. If any fractional interest in a share of common stock would result from the exercise as a result of the adjustments discussed below, in lieu of issuing fractional shares, we will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the exercise price on last trading day preceding the date of exercise.
Minimum Exercise Requirement
     If and when you decide to exercise your warrant, if your warrant entitles you to purchase 20 or more shares, you will be required to exercise your warrant to purchase at least 20 shares of common stock per exercise. If your warrant entitles you to purchase fewer than 20 shares, then the minimum exercise requirement will be all of the shares your warrant entitles you to purchase.
Adjustments to Exercise Price
     The applicable exercise price for the warrants will be subject to adjustment from time to time as follows:
          Stock Splits, Subdivisions, Reclassifications or Combinations. In case PAB, at any time: (a) declares and pays a dividend or make a distribution on its common stock in shares of common stock; (b) subdivides or reclassifies the outstanding shares of common stock into a greater number of shares; or (c) combines or reclassifies the outstanding shares of common stock into a smaller number of shares, the number of shares issuable upon exercise of the warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the warrantholder after such date shall be entitled to purchase the number of shares of common stock which such holder would have owned or been entitled to receive in respect of the shares of common stock subject to the warrant after such date had the warrant been exercised immediately before that date. In such event, the exercise price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of common stock issuable upon the exercise of the warrant before such adjustment and (2) the exercise price in effect immediately before the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of common stock issuable upon exercise of the warrant determined pursuant to the immediately preceding sentence.

          Certain Dividends and Distributions on Common Stock. If PAB pays or makes a dividend or other distribution on its common stock to all holders of the common stock as a class, payable in securities, evidences of indebtedness, assets, or other property (excluding cash dividends or distributions of cash payable from our retained earnings, dividends payable in its common stock, and any dividends or distributions referred to under “Stock Splits, Subdivisions, Reclassifications or Combinations” above), then, and in each such case, the exercise price shall be reduced proportionately to reflect that event.
          Certain Issuances of Common Shares or Convertible Securities. Until the third anniversary of the date the warrants are issued, if PAB shall issue shares of common stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of common stock) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the market price on the last trading day preceding the date of the agreement on pricing those shares (or such convertible securities), then the exercise price and/or number of shares issuable upon conversion shall be adjusted in accordance with the terms of the warrant.
          Certain Repurchases of Common Stock. In case PAB effects a pro rata repurchase of common stock, then the exercise price shall be reduced in accordance with the terms of the warrant.
          Business Combinations. If there is a reorganization, or a merger or consolidation or recapitalization of PAB with or into any other entity, that results in a conversion, exchange or cancellation of our common stock, or a sale of all or substantially all of our assets, on a consolidated basis (except for sales or dispositions to a parent or a wholly owned subsidiary of PAB), upon any subsequent exercise of the warrant, each holder will have the right thereafter to receive the kind and amount of securities, cash and other property or assets that the holder would have received if the holder exercised the warrant immediately before the first of these events and retained all the securities, cash and other property or assets received as a result of those events.
          Notice of Exercise Price Adjustments. Whenever the exercise price is adjusted, PAB will file at its principal office a statement showing in detail: (a) the adjusted exercise price; (b) a description of the events which caused the adjustment; (c) a description of the method of calculation of the adjustment; and (d) the date on which the adjustments become effective, and the Bank also will deliver a copy of that statement to each holder of the then-outstanding warrants. Further, if PAB proposes to take any action that may result in an adjustment in the exercise price or the number of shares of common stock into which the warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of the warrant, the Bank shall give notice to the holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. The notice shall also set forth the facts as shall be reasonably necessary to indicate the effect on the exercise price and the number, kind or class of shares or other securities or property that shall be deliverable upon exercise of the warrant. In the case of any action that would require the fixing of a record date, the notice shall be given at least 10 days before the date so fixed, and in case of all other action, the notice shall be given at least 15 days before the taking of such proposed action.
Transfer Agent and Registrar
     [•] serves as the transfer agent for our warrants. Its address is [•] and its phone number is [•].
Listing
     The warrants are not currently listed for trading on the NASDAQ Global Select Market or any other stock exchange or market, and we do not intend to have them listed for trading.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION
     Our common stock is listed for quotation on the NASDAQ Global Select Market under the symbol “PABK.” As of October 1, 2009, we had 13,795,040 shares of common stock outstanding and approximately 2,151 shareholders of record. The last reported sales price of our common stock on [•], 2009 was $[•] per share.
     The table below provides, for the periods indicated, the high and low sales price per share of our common stock, as quoted on the NASDAQ Global Select Market, and the cash dividends declared per share.

	Year Ending			Year Ended				Year Ended
	December 31, 2009			December 31, 2008				December 31, 2007
	Low	High	Dividend	Low	High	Dividend		Low	High	Dividend
1st Quarter	$1.98	$4.90	**	$11.59	$14.02	$0.142		$17.40	$22.04	$0.145
2nd Quarter	$2.51	$4.20	**	8.33	14.40	$0.093	*	17.30	20.04	$0.145
3rd Quarter	$2.35	$3.69	**	6.66	9.02		**	15.29	18.63	$0.145
4th Quarter	—	—	—	3.87	6.95		**	12.20	17.06	$0.145

*	Plus a 2% stock dividend.

**	We suspended payments of our dividends in the third quarter of 2008.
     As part of our overall capital preservation plan, we suspended the payment of dividends on our common stock to our shareholders in the third quarter of 2008. Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. We have historically relied on dividends from the Bank as our primary source of funds to pay dividends to our shareholders. The ability of the Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to the Bank as a bank that is regulated by the Federal Reserve. If we do not satisfy these regulatory requirements, we cannot pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Finally, as a result of the Written Agreement, we are not permitted to declare or pay any dividend without the prior written approval of our regulators. We cannot predict when we will resume paying dividends to our shareholders.

CAPITALIZATION
     The following table shows our historical consolidated capitalization at June 30, 2009, our pro forma consolidated capitalization at June 30, 2009 giving effect to the Private Placements and our pro forma consolidated capitalization after giving effect to the sale of an assumed 2,000,000 units at an assumed offering price of $3.00 and the receipt of net proceeds of $6.9 million from the rights offering after deducting the offering expenses. You should read this table in conjunction with “Selected Historical Consolidated Financial Data” and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

	As of June 30, 2009
	(unaudited)
	(in thousands)
		Pro forma	Pro forma
	Actual Before	Including	Including Private
	Private	Private	Placements and
	Placement	Placements	Rights Offering
Long-term debt:
Trust preferred securities	$10,310	$10,310	$10,310

Total long-term debt	10,310	10,310	10,310

Stockholders’ equity:
Preferred Stock, no par value; authorized 1,500,000 shares; no shares issued; pro forma 0 shares issued and outstanding	0	0	0
Common Stock[1], no par value; authorized 98,500,000 shares; 9,324,407 shares issued and outstanding before the Private Placements; 13,795,040 shares issued and outstanding including the Private Placements; pro forma 16,128,373 shares issued and outstanding	1,217	1,217	1,217
Surplus	24,376	37,138	44,038
Retained earnings	62,514	62,514	62,514
Accumulated other comprehensive income	306	306	306

Total stockholders’ equity	88,413	101,175	108,075

Per share data:
Common shares outstanding	9,324,407	13,795,040	16,128,373
Tangible book value per common share	$8.84	$6.90	$6.33

Capital ratios:
Tangible common equity to tangible assets	6.5%	7.5%	8.0%
Tangible equity to tangible assets	6.5%	7.5%	8.0%
Leverage ratio	7.1%	8.0%	8.5%
Tier 1 risk-based capital ratio	9.6%	10.9%	11.6%
Total risk-based capital ratio	10.8%	12.2%	12.9%

THE RIGHTS OFFERING
The Subscription Rights
     We are distributing to the record holders of our common stock as of [•], 2009, non-transferable subscription rights to purchase units at a price of $[•] per unit. Each unit consists of one share of our common stock and one warrant to purchase .25 share of our common stock. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately [•] units for an aggregate purchase price of $7 million.
     Each holder of record of our common stock will receive one subscription right to purchase one unit for every six shares of our common stock owned by that holder as of 5:00 p.m., Eastern Time, on [•], 2009. Each subscription right entitles the holder to a basic subscription right and an oversubscription privilege.
     We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.
     The minimum number of units you can purchase in the rights offering is 25. To be guaranteed the opportunity to purchase the minimum number of units, you must own at least 150 shares of our common stock as of the record date. If you do not own at least 150 shares of our common stock, you may still participate in the rights offering through your oversubscription privilege. Although we will attempt to satisfy all oversubscription requests in full, we cannot assure you that we will fill any oversubscriptions.
     Basic Subscription Right. With your basic subscription right, you may purchase one unit per subscription right, subject to delivery of the required documents and payment of the subscription price of $[•] per unit, before the rights offering expires. You may exercise all or a portion of your basic subscription right so long as you meet the minimum investment requirement, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to purchase any units under your oversubscription privilege.
     Fractional units resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole unit. Likewise, we will not issue warrants to purchase fractional shares of our common stock. The number of shares you are entitled to purchase with the warrants included in your units will be rounded down to the nearest whole share.
     For example, if you owned 150 shares of our common stock on the record date, you would have received 25 subscription rights and would have the right to purchase 25 units for $[•] per unit. Your 25 units would consist of 25 shares of our common stock and a warrant to purchase 6 shares (rounded down from 6.25 shares) of our common stock at an exercise price of $[•] per whole share.
     If you owned 1,013 shares of our common stock on the record date, you would have received 168.8 subscription rights and would have the right to purchase 168 units (rounded down from 168.8 units) for $[•] per unit. Your 168 units would consist of 168 shares of our common stock and a warrant to purchase 42 shares of our common stock at an exercise price of $[•] per whole share.
     We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock and deliver the warrants included in the units that you purchased with the basic subscription rights as soon as practicable after the rights offering has expired.
     Oversubscription Privilege. If you purchase all of the units available to you pursuant to your basic subscription right or if you do not own enough shares to be entitled to purchase the minimum investment required, you may also choose to purchase a portion of any units that other shareholders do not purchase by exercising their basic subscription rights. If sufficient units are available, we will seek to honor the oversubscription requests in full. If oversubscription requests exceed the number of units available, however, we will allocate the available units pro rata among the shareholders exercising the oversubscription privilege in proportion to the number of shares of our common stock each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the oversubscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of units than the shareholder subscribed for pursuant to the exercise of the oversubscription privilege, then such shareholder will be allocated only that number of units for which the shareholder oversubscribed, and the remaining units will be allocated among all other shareholders exercising the oversubscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated.
     To properly exercise your oversubscription privilege, you must deliver the subscription payment related to your oversubscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed units before the rights offering expires, if you wish to maximize the number of units you purchase pursuant to your oversubscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of units that may be available to you (i.e., for the maximum number of units available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your oversubscription without reduction).
     We can provide no assurances that you will actually be entitled to purchase the number of units issuable upon the exercise of your oversubscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for units pursuant to the oversubscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an oversubscription privilege to the extent sufficient units are available following the exercise of subscription rights pursuant to the basic subscription rights. The units available through the oversubscription privilege will also be reduced by any purchases made by standby purchasers, if we enter into any such arrangements before the rights offering expires. In addition, limitations on the amount of units that may be subscribed for pursuant to the oversubscription privilege are described in the Summary section under the heading “The Rights Offering — Limitation on the Purchase of Units.”
     To the extent the aggregate subscription price of the actual number of unsubscribed units available to you pursuant to the oversubscription privilege is less than the amount you actually paid in connection with the exercise of the oversubscription privilege, you will be allocated only the number of unsubscribed units available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.
     To the extent the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed units available to you pursuant to the oversubscription privilege, you will be allocated the number of unsubscribed units for which you actually paid in connection with the oversubscription privilege.
     Fractional units resulting from the exercise of the oversubscription privilege will be eliminated by rounding down to the nearest whole unit.
     We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock and deliver the warrants included in the units that you purchased with the oversubscription privilege as soon as practicable after the expiration of the rights offering.
Reasons for the Rights Offering
     On September 9, 2009, we completed the sale of shares of two series of convertible preferred stock aggregating $13,412,000 of additional capital that will be used to support the operations of the Bank (collectively, the “Private Placements”). The purchasers in the Private Placements consisted of all of our directors and executive officers and other accredited investors. We are conducting the rights offering to give our shareholders substantially the same investment opportunity that we gave to our directors and executive officers and other accredited investors in the Private Placements. Both series of convertible preferred stock issued in the Private Placements automatically converted into shares of our common stock at a conversion price of $3.00 per share, the same price that the units are expected to be offered to you in this rights offering. In addition, investors in the Private Placements were also issued warrants containing substantially the same terms and the same exercise price as the warrants that are expected to be offered to you as part of the units.
     We are also conducting the rights offering to raise equity capital to improve PAB’s capital position, to inject additional capital into The Park Avenue Bank and to retain the remainder of any proceeds at PAB Bankshares, Inc. for general corporate purposes. See “Use of Proceeds.” Our capital position has been negatively affected by increases in our provision for loan losses due to deteriorating real estate market conditions that, in turn, have resulted in deterioration in our credit quality. Management and our board of directors believe that a higher level of capital is prudent due to the current market conditions and the related impact on our financial position.
     In addition, as we have previously disclosed, on July 14, 2009, we entered into the Written Agreement. The Written Agreement requires, among other things, that we prepare a capital plan to enable us to maintain sufficient capital to comply with regulatory capital guidelines and to address the volume of our adversely affected assets, concentrations of credit, adequacy of our allowance for loan and lease losses, planned growth and anticipated levels of retained earnings. We delivered the capital plan to the regulators on August 26, 2009. We believe that the rights offering will allow us to continue to maintain our capital ratios above the levels that we have discussed with our bank regulators, to accomplish the other objectives specified in the Written Agreement, and to position PAB to return to profitability and respond to future business and financing needs and opportunities.
     Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to potential standby purchasers or other investors. Our board has decided to offer units to standby purchasers to improve the likelihood of success of our capital raising efforts, but we can give no assurance that we will enter into any standby purchase agreements. We have included the warrants in the units as an additional incentive to investors to enable them to benefit from appreciation in the price of our common stock.
Standby Commitments
     Before the closing of the rights offering, we expect to enter into standby purchase agreements with potential standby purchasers. The standby purchase agreements may contain additional conditions that will obligate us to sell, and require the standby purchasers to purchase severally from us, units offered to but not purchased by our shareholders in the rights offering. The number of units available for sale to the standby purchasers will depend on the number of units purchased by the shareholders in the rights offering. If we enter into standby purchase agreements, we will not change the subscription price, the aggregate number of units to be sold in the rights offering and the number of shares available for issuance upon the exercise of subscription rights. We expect that any agreements with standby purchasers will guarantee them the right to purchase a minimum number of units based on a percentage of their standby purchase commitment. We expect to extend this guarantee as an incentive for those standby purchasers to participate in this offering, which will help us complete the offering successfully. We reserve the right to increase the size of this offering by up to 20% to enable standby purchasers to participate in this offering.
     In addition, if third parties identify standby purchasers and we enter into standby purchase agreements with those purchasers, we may pay a placement fee to the third party of up to 6% of the dollar amount of the units purchased by the standby purchaser. We may engage a financial advisor in connection with the rights offering and the offering to standby purchasers.
Directors’ and Executive Officers’ Participation
     Our directors and executive officers have invested approximately $5.2 million in PAB since February 2009 through the purchase of shares in the recent Private Placements. The amounts that our directors and executive officers invested in PAB through their participation in the Private Placements exceeds the aggregate of the basic subscription rights granted to our directors and executive officers in the rights offering. Our directors and executive officers may participate in the rights offering but are not obligated to do so. If our directors and executive officers, and their affiliates, choose to participate in this offering, they will pay the same offering price per unit as all other purchasers.
Effect of Rights Offering on Existing Shareholders
     The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription privileges will be diluted. See “Questions and Answers Related to the Rights Offering.”
Method of Exercising Subscription Rights
     The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
     Subscription by Registered Holders. If you hold a PAB stock certificate, the number of units you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “— Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on [•], 2009.

     Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, the DTC will issue one subscription right to the nominee record holder for every six shares of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for units in the rights offering.
Payment Method
     Payments must be made in full in U.S. currency by:
•	check or bank draft payable to the subscription agent, drawn upon a U.S. bank; or
•	wire transfer of immediately available funds to accounts maintained by the subscription agent.
     Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:
•	clearance of any uncertified check deposited by the subscription agent;
•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank; or
•	receipt of collected funds in the subscription agent’s account.
     If you elect to exercise your subscription rights, you should consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. If you send a certified check or bank draft, drawn upon a U.S. bank, or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments or wire transfer.
     Any personal check used to pay for units must clear the appropriate financial institutions before 5:00 p.m., Eastern Time, on [•], 2009, when the rights offering will expire. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.
     You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.
     The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.
Medallion Guarantee May Be Required
     Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:
•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

Missing or Incomplete Subscription Information
     If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time [•], 2009 expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of units you requested, or if the number of units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of units under the oversubscription privilege and the elimination of fractional units. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.
Expiration Date and Cancellation Rights
     The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [•], 2009, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue units to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond [•]. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.
     If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [•], 2009, expiration date that we have established for the rights offering.
     We may cancel the rights offering at any time for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to subscribers, without interest or penalty, as soon as practicable.
Determination of Subscription Price
     We are conducting the rights offering to give our shareholders substantially the same investment opportunity that we gave to our directors and executive officers and other accredited investors in the Private Placements. The anticipated price of $3.00 per unit that is being offered to you is the same as the conversion price for the convertible preferred stock that was sold in the Private Placements. We did not seek or obtain an opinion of a financial advisor in establishing the subscription price. The per unit subscription price will not necessarily be related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period.
     The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering.
Withdrawal and Cancellation
     We reserve the right to withdraw and cancel the rights offering at any time for any reason. We also may cancel the rights offering at any time before its completion if our board of directors decides to do so in its sole discretion. If we cancel the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent
     The subscription agent for this offering is [•]. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to PAB.
By Mail, Hand or Overnight Courier:
[•]
     If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.
     If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, [•], at [•].
     Any questions or requests regarding PAB Bankshares, Inc., The Park Avenue Bank or the rights offering may be directed to Denise G. McKenzie, our Corporate Secretary, at (229) 241-2775 ext 1622, Monday through Friday, between 8:00 a.m. and 5:00 p.m., Eastern Time.
Fees and Expenses
     We may engage a financial advisor in connection with the rights offering and the offering to standby purchasers. If we retain such an advisor, we do not expect the financial advisor to be obligated to purchase any of the units, and we would expect to pay the financial advisor, as compensation for its services on completion of the rights offering, fees consisting of [•]
     You are responsible for paying any other commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your subscription rights.
No Fractional Units or Warrants
     All units will be sold at a purchase price of $[•] per unit. We will not issue fractional units. Fractional units resulting from the exercise of the basic subscription rights and the oversubscription privileges will be eliminated by rounding down to the nearest whole unit. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. Likewise, fractional shares of our common stock resulting from the exercise of the warrants will be eliminated by rounding down to the nearest whole share.
Notice to Nominees
     If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
     If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [•], 2009, expiration date.
Non-Transferability of Subscription Rights
     The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Select Market. The warrants are not currently listed for trading on the NASDAQ Global Select Market or any other stock exchange or market, and we do not intend to have them listed for trading.
Validity of Subscriptions
     We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Escrow Arrangements; Return of Funds
     The subscription agent will hold funds received in payment for units in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
Shareholder Rights
     You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock and warrants are issued to you, or your account at your nominee is credited with the shares of our common stock and warrants purchased in the rights offering.
No Revocation or Change
     Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase units at the subscription price.
Material U.S. Federal Income Tax Treatment of Rights Distribution
     For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our units for the reasons described below in “Material U.S. Federal Income Tax Consequences.”
No Recommendation to Rights Holders
     Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase units at the subscription price, you may not be able to sell the shares of underlying common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our units.
Shares of Our Common Stock Outstanding After the Rights Offering
     As of October 1, 2009, 13,795,040 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed through the exercise of the subscription rights, then an additional [•] shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of [•] shares of common stock outstanding, not including the additional [•] shares of common stock that would be issuable upon the exercise of the warrants included in the units. The preceding sentence assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following discussion is a summary of the material United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock and warrants received upon exercise of the subscription rights or, if applicable, upon exercise of the oversubscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock and warrants issued upon exercise of the subscription rights or, if applicable, the oversubscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies or other financial institution;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.
     You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and warrants and you are:
•	An individual citizen or resident of the United States,

•	A corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	An estate whose income is subject to United States federal income tax regardless of its source, or

•	A trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person
     If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock or warrants received upon exercise of the subscription rights or the oversubscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock and warrants received upon exercise of the subscription rights or, if applicable, upon exercise of the oversubscription privilege.

     This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock and warrants received upon exercise of the subscription rights or, if applicable, upon exercise of the oversubscription privilege.
Taxation of Subscription Rights
     Receipt of Subscription Rights
     Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.
     Tax Basis and Holding Period of Subscription Rights
     Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.
•	If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.
•	If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.
     In addition, any tax basis allocated to the subscription rights must be apportioned between the right to receive shares of common stock (“Stock Rights”) and the right to receive warrants (“Warrant Rights”) in proportion to their respective fair market values on the date you receive the subscription rights. For these purposes, the value of the Stock Rights will be that amount which bears the same ratio to the value of a subscription right as the value of one share of common stock bears to the value of one unit, consisting of one share of common stock and one warrant. The value of the Warrant Rights will be the difference between the value of the subscription right and Stock Rights as determined above.
     The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
     Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.
     Exercise of Subscription Rights
     You generally will not recognize gain or loss upon exercise of the subscription rights.
     The tax basis of the shares common stock and warrants you receive upon exercise of the subscription rights or, if applicable, upon exercise of the oversubscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. The subscription price must be allocated between the shares of common stock and warrants received in proportion to their respective fair market values on the date you exercise the subscription rights. The tax basis of the common stock received generally will then be the sum of that portion of the subscription price so allocable to the common stock, plus the portion, if any, of the tax basis of the subscription rights allocable to the Stock Rights, determined in the manner described above. The tax basis of the warrants acquired generally will be the sum of that portion of the subscription price allocable to the warrants, plus the portion, if any, of the tax basis of the subscription rights allocable to the Warrant Rights, determined in the manner described above.
     Your holding period of the shares of common stock and warrants you receive upon exercise of the subscription rights or, if applicable, upon exercise of the oversubscription privilege will begin on the date the subscriptions rights are exercised.
     Expiration of Subscription Rights
     If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.
Taxation of Common Stock
     Distributions with respect to shares of common stock received upon exercise of the subscription rights or the oversubscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.
     Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.
     If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.
Taxation of Warrants
     Exercise or Lapse of Warrant
     If you sell or otherwise dispose of any shares of a warrant, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such warrant. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares warrant is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.
     You generally will not recognize gain or loss upon exercise of a warrant to acquire shares of common stock. Your tax basis of the shares of common stock received upon exercise of a warrant for cash generally will equal the tax basis of the warrant, increased by the amount paid upon exercise of the warrant.
     Your holding period of shares of common stock received upon exercise of a warrant will begin on the date the warrant is exercised.

     Upon exercise of a warrant, cash received in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of common stock.
     In the event a warrant lapses unexercised, you will recognize a capital loss in an amount equal to the adjusted tax basis of the warrant. Such capital loss will be long-term if your holding period of such warrant was more than one year at the time of lapse. The deductibility of capital losses is subject to limitations.
     Adjustment to the Exercise Price of Warrants
     Upon the occurrence of certain events, you may be deemed to have received a constructive distribution pursuant to Section 305 of the Code, in which case you may recognize dividend income. Such a constructive distribution could occur upon the occurrence of certain adjustments, or failure to make certain adjustments, to the number of shares of common stock to be issued upon exercise of a warrant or to the warrant’s exercise price. An adjustment which has the effect of preventing dilution of your interest in the shares of common stock underlying the warrant, however, generally will not be considered to result in a constructive distribution.
Information Reporting and Backup Withholding
     In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock and warrants will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.
You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareholders
     The following table sets forth certain information regarding the shares of PAB’s common stock owned as of October 1, 2009, (a) by each person who beneficially owned more than 5% of the shares of PAB’s common stock, (b) by each of PAB’s directors and named executive officers, and (c) by all of PAB’s directors and executive officers as a group.

			Percentage
	Number of		Ownership
Name of Beneficial Owner (1)	Shares		(2)
R. Bradford Burnette	225,441	(3)	1.58

Walter W. Carroll, II	176,683	(4)	1.24

Dewar Family, L.P.	1,659,310	(5)	11.66

James L. Dewar, Jr.	2,942,824	(6)	20.68

R. Wesley Fuller	83,485	(7)	*

James W. Godbee, Jr.	45,954	(8)	*

Michael H. Godwin	93,965	(9)	*

GreenSky Trade Credit, LLC	1,240,000	(10)	8.71

David H. Hammond	2,855	(11)	*

George D. Henderson	65,494	(12)	*

Judith S. Kelly	27,962	(13)	*

Thompson Kurrie, Jr.	76,205	(14)	*

James B. Lanier, Jr.	55,881	(15)	*

John E. Mansfield, Jr.	153,463	(16)	1.08

Kennith D. McLeod	215,184	(17)	1.51

Douglas W. McNeill	239,281	(18)	1.68

Paul E. Parker	84,674	(19)	*

F. Ferrell Scruggs, Sr.	144,812	(20)	1.02

Nicole S. Stokes	2,337	(21)	*

Donald J. Torbert, Jr.	38,078	(22)	*

All directors, director nominees and executive officers as a group (16 persons)	5,914,578		36.46

*	Less than 1 percent.

(1)	Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. For purposes of this table, we have not required that an option have an exercise price lower than the price of our common stock as of September 24, 2009 ($3.02) to qualify as a right to acquire the underlying stock into which it converts. Unless otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been provided by the respective persons listed in the above table.

(2)	Based on 13,795,040 shares outstanding as of October 1, 2009 plus shares underlying outstanding stock options or warrants which are exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

(3)	Includes 5,878 shares held by Mr. Burnette’s wife and 6,642 shares held for Mr. Burnette’s minor grandchildren by Mr. Burnette’s wife as custodian. Mr. Burnette disclaims beneficial ownership of those shares held by his wife. Also includes 20,000 common stock warrants and 16,320 options exercisable within 60 days.

(4)	Includes 1,171 shares held by Mr. Carroll’s wife, of which shares Mr. Carroll disclaims beneficial ownership. Also includes 13,600 warrants and 22,848 options exercisable within 60 days.

(5)	The Dewar Family, L.P. is a limited partnership and Mr. Dewar, Jr., is its general partner. The mailing address is P.O. Box 2985, Valdosta, Georgia 31604.

(6)	Includes 1,659,310 shares owned by the Dewar Family, L.P. Mr. Dewar, Jr. is a general partner of the Dewar Family, L.P. and possesses the sole power to vote all shares owned by the limited partnership. Also includes 240,000 common stock warrants and 24,480 options exercisable within 60 days and 6,486 shares held by Mr. Dewar, Jr.’s wife. Includes 1,020 shares held by Mr. Dewar, Jr.’s wife and stepchildren. Mr. Dewar, Jr. disclaims beneficial ownership of the shares held by his wife and those held by his wife and stepchildren. Mr. Dewar, Jr.’s mailing address is P. O. Box 2295, Valdosta, Georgia 31604.

(7)	Includes 8,000 common stock warrants and 21,318 options exercisable within 60 days. Also includes 236 shares held by Mr. Fuller’s minor children, over which shares Mr. Fuller has custodial power.

(8)	Includes 8,000 common stock warrants and 273 options exercisable within 60 days.

(9)	Includes 16,000 common stock warrants and 8,160 options exercisable within 60 days.

(10)	Includes 240,000 common stock warrants.

(11)	Includes 2,040 options exercisable within 60 days.

(12)	Includes 479 shares held by Mr. Henderson’s son, of which Mr. Henderson disclaims beneficial ownership. Also includes 8,000 common stock warrants and 15,402 options exercisable within 60 days.

(13)	Includes 14,512 options exercisable within 60 days.

(14)	Includes 10,400 common stock warrants and 18,360 options exercisable within 60 days.

(15)	Includes 4,000 common stock warrants and 16,320 options exercisable within 60 days.

(16)	Includes 98,461 shares held in a family partnership of which Mr. Mansfield has sole voting power. Also, includes 8,000 common stock warrants, 4,080 options exercisable within 60 days and 1,582 shares held by Mr. Mansfield’s minor children over which shares Mr. Mansfield has custodial power.

(17)	Includes 33,782 shares held by Mr. McLeod’s wife of which shares Mr. McLeod disclaims beneficial ownership. Also includes 16,000 common stock warrants and 4,896 options exercisable within 60 days.

(18)	Includes 40,000 common stock warrants and 3,264 options exercisable within 60 days.

(19)	Includes 5,040 common stock warrants 16,320 options exercisable within 60 days.

(20)	Includes 16,440 shares held by Mr. Scruggs’ wife, of which shares Mr. Scruggs disclaims beneficial ownership and 14,619 shares held by a family limited partnership. Also includes 8,000 common stock warrants and 24,480 options exercisable within 60 days.

(21)	Includes 2,243 options exercisable within 60 days.

(22)	Includes 800 common stock warrants and 27,072 options exercisable within 60 days.

PLAN OF DISTRIBUTION
Overview
     As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m. Eastern Time on [•], 2009. If you wish to exercise your subscription rights and purchase units, you should complete the rights certificate and return it with payment for the units to the subscription agent at the following address:
By Mail, Hand or Overnight Courier:
[•]
See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions about whether your completed rights certificate or payment has been received, you may call [•] at [•].
Financial Advisor
     We may engage a financial advisor in connection with the rights offering and the offering to standby purchasers. If we retain such an advisor, we do not expect the financial advisor to be obligated to purchase any of the units, and we would expect to pay the financial advisor, as compensation for its services on completion of the rights offering, fees consisting of [•].
     In addition, we may pay placement fees if third parties identify standby purchasers and we enter into standby purchase agreements with those purchasers.
Directors, Executive Officers and Employees
     We are offering units directly to you pursuant to the rights offering. Our directors and executive officers may participate in the solicitation of our shareholders for the exercise of subscription rights for the purchase of units and for the solicitation of standby purchasers. We will reimburse these persons for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of PAB may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions from prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of units or to provide advice regarding the exercise of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the units.
EXPERTS
     The consolidated financial statements of PAB as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, appearing in PAB’s Annual Report on Form 10-K for the year ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of Mauldin & Jenkins, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
     Certain legal matters in connection with this offering will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, filed separately with the SEC. The documents we incorporate by reference include:
•	Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K filed March 10, 2009, April 3, 2009, April 7, 2009, May 4, 2009, May 18, 2009, June 8, 2009, June 29, 2009, July 6, 2009, July 20, 2009, September 15, 2009 and October 1, 2009; and

•	Our Definitive Proxy Statement on Schedule 14A, filed May 26, 2009.
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:
PAB Bankshares, Inc.
3250 North Valdosta Road
Valdosta, Georgia 31602
(229) 241-2775
     We have filed with the SEC a registration statement under the Securities Act with respect to the units offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F. Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including PAB. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
     In addition, we make available, without charge, through our website, www.pabbankshares.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

[•] UNITS
(Consisting of Common Stock and Warrants)
PRELIMINARY PROSPECTUS
[•], 2009

1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC registration fee	$513
*Accounting fees and expenses	$20,000
*Legal fees and expenses	$50,000
*Printing and engraving expenses	$10,000
*Subscription agent and registrar fees and expenses	$10,000
*Miscellaneous	$9,487

*Total	$100,000

*	Estimated pursuant to Item 511 of Regulation S-K.
Item 14. Indemnification of Directors and Officers.
     Under our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, each of our directors and officers has the right to be indemnified by us to the maximum extent permitted by law against (i) actual and reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the person liable by reason of his or her actions in such capacity and (ii) actual and reasonable payments made by the person in connection with the defense or settlement of such action or suit, subject to certain limitations. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law.
     Pursuant to the Georgia Code, a Georgia corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporation’s best interest (or not opposed thereto), as set forth in the Georgia Code. Under the Georgia Code, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. The Georgia Code permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon: (i) the director’s certification that he or she acted in good faith and in the corporation’s best interest (or not opposed thereto); and (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.
     Under our Amended and Restated Articles of Incorporation, no director of PAB will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.
     The Georgia Code also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors and officers’ liability insurance for the benefit of our directors and officers.
Item 15. Recent Sales of Unregistered Securities.
     PAB Bankshares, Inc. announced on September 9, 2009 that it completed two Private Placements of an aggregate $13,412,000 of additional capital that will be used to support the operations of The Park Avenue Bank, PAB’s wholly owned banking subsidiary (the “Bank”). The Private Placements included approximately $8.3 million of PAB’s “Series A Contingent Convertible Perpetual Non-cumulative Preferred Stock,” no par value per share (the “Series A Preferred Stock”), along with an additional approximate $5.1 million of PAB’s “Series B Contingent Convertible Perpetual Non-cumulative Preferred Stock,” no par value per share (the “Series B Preferred Stock”). The terms of the Series A Preferred Stock are more fully described in “Item 1.01 Entry into a Material Definitive Agreement” of PAB’s Current Report on Form 8-K dated March 5, 2009, which is incorporated herein by reference, and are contained in the Articles of Amendment filed as Exhibit 3.1 to the same Current Report on Form 8-K. The terms of the Series B Preferred Stock are more fully described in “Item 1.01 Entry into a Material Definitive Agreement” of PAB’s Current Report on Form 8-K dated September 15, 2009, which is incorporated herein by reference, and are contained in the Articles of Amendment filed as Exhibit 3.1 to the same Current Report on Form 8-K.
     As a result of shareholder approval of an increase in the number of authorized shares of our no par value per share common stock that we obtained at our 2009 Annual Meeting of Shareholders held on June 23, 2009, both series of the preferred stock were immediately converted into shares of common stock at a conversion price of $3.00 per share. Also, upon conversion, the investors received warrants to purchase additional shares of common stock equal to 30% of the aggregate value of their investment. Accordingly, no shares of the Series A Preferred Stock or Series B Preferred Stock are outstanding.
     PAB conducted the Private Placements of the Series A Preferred Stock and the Series B Preferred Stock to the investors in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act, afforded by Section 4(2) thereunder, and, in particular, the safe harbor provisions afforded by Regulation D (“Regulation D”), as promulgated thereunder. Each of the investors has represented to PAB that he or she is an “accredited investor” as defined in Rule 501(a) of Regulation D.
     PAB paid the placement agent for the Private Placements, Sandler O’Neill & Partners, L.P., total commissions of approximately $280,000. PAB expects to use the net proceeds of the Private Placements, which it estimates to be approximately $12.6 million, for general corporate purposes and to increase the Bank’s capital and maintain the Bank’s “well capitalized” status.
Item 16. Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated May 13, 2009).

3.3	Articles of Amendment of PAB Bankshares, Inc. establishing the Series A Preferred Stock and Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 15, 2009).

4.1	Amended and Restated Trust Agreement among PAB Bankshares, Inc., as Depositor, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein dated as of October 5, 2006 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated October 6, 2006).

4.2	Junior Subordinated Indenture between PAB Bankshares, Inc. and Wilmington Trust Company, as Trustee dated as of October 5, 2006 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated October 6, 2006).

4.3	Guarantee Agreement between PAB Bankshares, Inc., as Guarantor, and Wilmington Trust Company, as Guarantee Trustee dated as of October 5, 2006 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K dated October 6, 2006).

4.4*	Specimen Certificate for Shares of Common Stock.

4.5*	Form of Warrant underlying the Rights.

4.6**	Form of Subscription Rights Certificate to Purchase Rights for Common Stock and Warrants.

4.7**	Form of Subscription Agent Agreement.

4.8*	Form of Warrant Agreement.

2

Exhibit
Number	Description

5.1*	Form of opinion of Troutman Sanders LLP.

8.1*	Form of opinion of Troutman Sanders LLP as to certain tax matters.

10.1	PAB Bankshares, Inc. Fourth Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan.

10.2	PAB Bankshares, Inc. 1994 Employee Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

10.3	Form of Executive Salary Continuation Agreement, with attached Schedule of Terms (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

10.4	PAB Bankshares, Inc. 1999 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (No. 333-137316) filed with the Commission on September 14, 2006).

10.5	Employee Contract Termination Agreement, dated September 1, 2001, by and between C. Larry Wilkinson and the Registrant (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.6	Rescission Agreement, dated December 31, 2001, by and between R. Bradford Burnette and the Registrant (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

10.7	PAB Bankshares, Inc. Employee and Director Stock Purchase Program, dated July 1, 2002 and amended March 25, 2003 (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

10.8	Employment Agreement, dated January 1, 2003, by and between Michael E. Ricketson, the Registrant, and the Bank (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

10.8.1	First Amendment to Employment Agreement, dated August 25, 2003, by and between Michael E. Ricketson, the Registrant, and the Bank (incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003).

10.9	Employment Agreement, dated May 1, 2008, by and between M. Burke Welsh, Jr., the Bank and the Registrant (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K dated May 1, 2008).

10.10	Employment Agreement, dated January 1, 2003, by and between R. Wesley Fuller and the Bank (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

10.10.1	First Amendment to Employment Agreement, dated May 1, 2008, by and between R. Wesley Fuller and the Bank (incorporated by reference to Exhibit 10.10.1 to the Registrant’s Current Report on Form 8-K dated May 1, 2008).

10.11	Employment Agreement, dated January 1, 2003, by and between Donald J. Torbert, Jr. and the Bank (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3

Exhibit
Number	Description

10.11.1	First Amendment to Employment Agreement, dated August 26, 2003, by and between Donald J. Torbert, Jr. and the Bank (incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003).

10.11.2	Second Amendment to Employment Agreement, dated May 1, 2008, by and between Donald J. Torbert, Jr. and the Bank (incorporated by reference to Exhibit 10.11.2 to the Registrant’s Current Report on Form 8-K dated May 1, 2008).

10.12	Employment Contract Termination Agreement, dated August 9, 2004, by and between Michael E. Ricketson, the Registrant, and the Bank (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004).

10.13	Employment Agreement, dated May 1, 2008, by and between David H. Gould, Jr., the Bank and the Registrant (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K dated May 1, 2008).

10.14	Employment Agreement, dated May 1, 2008, by and between William L. Kane, the Bank and the Registrant (incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K dated May 1, 2008).

10.15	Employment Agreement, dated May 1, 2008, by and between George D. Henderson, the Bank and the Registrant (incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K dated May 1, 2008).

10.16	Written Agreement with the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance, dated July 14, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated July 20, 2009).

10.17	Form of Amendment to Investment Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009).

10.18	Compensatory Arrangement with Thompson Kurrie, Jr. dated April 28, 2009, the terms of which are described on the Registrant’s Current Report on Form 8-K dated April 28, 2009 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009).

10.19	Employment Termination Agreement among PAB Bankshares, Inc., The Park Avenue Bank and M. Burke Welsh, Jr., dated April 6, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated April 6, 2009).

10.20	Consulting Agreement among PAB Bankshares, Inc., The Park Avenue Bank and M. Burke Welsh, Jr., dated April 6, 2009 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated April 6, 2009).

10.21	Form of Investment Agreement for Series B Preferred Stock (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated September 15, 2009).

10.22	Employment Agreement, dated October 28, 2008, by and between Nicole S. Stokes, the Bank and the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 1, 2009).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

23.1*	Consent of Mauldin & Jenkins, LLC.

4

Exhibit
Number	Description

24.1	Power of Attorney (set forth on signature page).

99.1**	Form of Instructions as to Use of PAB Bankshares, Inc. Rights Certificates.

99.2**	Form of Letter to Clients.

99.3**	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4**	Form of Nominee Holder Certification.

99.5**	Beneficial Owner Election Form.

99.6**	Form of Notice of Important Tax Information.

99.7**	Form of Letter to Recordholders.

*	Filed herewith.

**	To be filed by amendment.
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public

5

offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (7) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valdosta, State of Georgia, on October 2, 2009.

PAB BANKSHARES, INC.
By:	/s/ Donald J. Torbert, Jr.
Donald J. Torbert, Jr.
President and Chief Executive Officer: (Principal Executive Officer)

POWER OF ATTORNEY
     We, the undersigned directors and officers of PAB hereby severally constitute and appoint Donald J. Torbert, Jr. and Nicole S. Stokes, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable PAB to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-1 relating to the offering of PAB’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald J. Torbert, Jr.	President and Chief Executive Officer	October 2, 2009

Donald J. Torbert, Jr.	(Principal Executive Officer)

/s/ Nicole S. Stokes	Executive Vice President and Chief Financial Officer	October 2, 2009
Nicole S. Stokes	(Principal Financial and Accounting Officer)

/s/ R. Bradford Burnette	Director	October 2, 2009
R. Bradford Burnette

/s/ Walter W. Carroll, II	Director	October 2, 2009

Walter W. Carroll, II

/s/ James L. Dewar, Jr.	Director	October 2, 2009

James L. Dewar, Jr.

/s/ James W. Godbee, Jr.	Director	October 2, 2009

James W. Godbee, Jr.

/s/ Michael H. Godwin	Director	October 2, 2009

Michael H. Godwin

7

Signature	Title	Date

/s/ Thompson Kurrie, Jr.	Director	October 2, 2009

Thompson Kurrie, Jr.

/s/ James B. Lanier, Jr.	Director	October 2, 2009

James B. Lanier, Jr.

/s/ John E. Mansfield, Jr.	Director	October 2, 2009

John E. Mansfield, Jr.

/s/ Kennith D. McLeod	Director	October 2, 2009

Kennith D. McLeod

/s/ Douglas W. McNeill	Director	October 2, 2009

Douglas W. McNeill

/s/ Paul E. Parker	Director	October 2, 2009

Paul E. Parker

/s/ F. Ferrell Scruggs, Sr.	Director	October 2, 2009

F. Ferrell Scruggs, Sr.

8

EXHIBIT INDEX

Exhibit
Number	Description

4.4	Specimen Certificate for Shares of Common Stock.

4.5	Form of Warrant underlying the Rights.

4.8	Form of Warrant Agreement.

5.1	Form of opinion of Troutman Sanders LLP.

8.1	Form of opinion of Troutman Sanders LLP as to certain tax matters.

23.1	Consent of Mauldin & Jenkins, LLC.